Exhibit 10.31

LOAN AGREEMENT

Dated as of October 2, 2006

Between

GMH COMMUNITIES, LP, as Borrower

and

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

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EXHIBIT A	-	FORM OF CERTIFICATE OF COMPLIANCE
EXHIBIT B	-	FORM OF NOTICE OF BORROWING
SCHEDULE A	-	Individual Properties and Allocated Values
SCHEDULE B	-	Mezzanine Asset Owners, Mezzanine Assets, Mezzanine Allocated Loan Amounts and Allocated Values
SCHEDULE C	-	Encumbered Properties
SCHEDULE D	-	O&M Programs
SCHEDULE E	-	Sources & Uses

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 2, 2006 (as amended, restated, replaced, supplemented or otherwise modified pursuant to a written agreement signed by the parties hereto from time to time, this Agreement”), between WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, having an office at 301 South College Street, Charlotte, North Carolina 28288 (“Lender”) and GMH COMMUNITIES, LP, a Delaware limited partnership, having an address at 10 Campus Boulevard, Newtown Square, Pennsylvania 19073 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1             Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acquiror” shall have the meaning set forth in Section 2.2.1(b)(i).

“Acquisition Transaction” shall have the meaning set forth in Section 2.2.1(b)(i).

“Additional Advance” shall have the meaning set forth in Section 2.1.5.

“Adjusted Management EBITDA” shall mean the sum of (i) EBITDA received from the management of Student Housing Projects owned by a Person other than Borrower or its subsidiary for the three (3)-month period ending on the last day of the fiscal quarter ending on the date of determination, and (ii) EBITDA received from management fees, development fees, construction and renovation fees, and returns in respect of Equity Interests in respect of operating

Military Housing Projects for the three (3)-month period ending on the last day of the fiscal quarter ending on the date of determination, all as calculated in accordance with GAAP.

“Adjusted Prime Rate” shall mean an interest rate per annum equal to the Prime Rate in effect from time to time plus the difference (expressed as the number of basis points) between (a) the Eurodollar Rate on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person.

“Allocated Loan Amount” shall mean, for an Individual Property, the amount set forth on Schedule A attached hereto.

“Allocated Value” shall mean, for an Individual Property, the amount set forth on Schedule A attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders that are applicable to the applicable Individual Property, the situation or the Person, as the case may be.

“Applicable Interest Rate” shall mean for each Interest Period through and including the date on which the Debt is paid in full, an interest rate per annum equal to (I) the Eurodollar Rate or (II) the Adjusted Prime Rate if the Loan begins bearing interest at the Adjusted Prime Rate in accordance with the provisions of Section 2.2.3 hereof.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third-party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the applicable Individual Property is located, who meets the requirements of FIRREA and who is otherwise reasonably satisfactory to Lender.

“Assignment of Agreements” those certain first priority assignment of agreements to trusts, liens, and permits, as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, with respect to each Individual Property, that certain Conditional Assignment of Management Agreement dated the date hereof among Lender, Property Guarantor and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified pursuant to a written agreement signed by the parties thereto from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Basic Carrying Costs” shall mean, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period:  (i) Taxes, and (ii) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its respective successors and assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(d) hereof.

“Business Day” a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealing between banks are carried on in U.S. dollar deposits in London, England.

“Capital Event” shall mean, after the Closing Date, (i) the sale, exchange, transfer, assignment or other disposition of (a) an Encumbered Property by an Encumbered Property Subsidiary, or any portion thereof or direct or indirect interest therein, or (b) any Mezzanine Asset by a Mezzanine Subsidiary (or a direct or indirect subsidiary of same) or any portion thereof or direct or indirect interest therein, in each case including, but not limited to, master leases and ground leases for all or substantially all of an Individual Property, Mezzanine Asset or Encumbered Property, but excluding Leases for space in a Mezzanine Asset or Encumbered Property, (ii) any financing by the Borrower, any Material Subsidiary or any Encumbered Property Subsidiary (or a direct or indirect Affiliate or subsidiary of the same) secured by an Individual Property, Mezzanine Asset or Encumbered Property or any portion thereof or a direct or indirect interest therein, or any refinancing of any indebtedness of Borrower, any Material Subsidiary or any Encumbered Property Subsidiary (or a direct or indirect Affiliate or subsidiary of the same) secured by an Individual Property, Mezzanine Asset or Encumbered Property (collectively, a “Refinancing”), (iii) the condemnation or deed in lieu of condemnation of an Individual Property, Mezzanine Asset or Encumbered Property or any portion thereof, (iv) any casualty with respect to an Individual Property, Mezzanine Asset or Encumbered Property, or (v) any other similar transaction involving Borrower, any Material Subsidiary or any Encumbered Property Subsidiary or any Affiliate thereof which is, in accordance with GAAP, treated as a capital or financing transaction.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Capital Proceeds” shall mean the Net Profit received by the Borrower, Mezzanine Subsidiary, Mezzanine Asset Owner or Encumbered Property Subsidiary from a Capital Event, less the sum of (a) the principal and interest on any indebtedness of the Encumbered Property Subsidiary secured in whole or in part by the related Encumbered Property or a portion thereof which is then required to be and is paid, in whole or part, with such proceeds, and (b) without duplication, all reasonable and ordinary costs and expenses (including any defeasance and/or “make-whole” amounts) incurred in connection therewith which shall first be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Flow Collateral” shall mean the collateral pledged to Lender pursuant to the Security Agreement.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the Properties, the Mezzanine Collateral, the Guaranty, the Personal Property, the Rents, the Cash Flow Collateral, and all other real or personal property of Borrower or any Guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instruments, this Agreement, the Note or any other Loan Document.

“Compliance Certificate” shall mean a certification signed by a Responsible Officer of Borrower in the form attached hereto as Exhibit A and approved by Lender in its sole discretion.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Consolidated Interest Charges” shall mean, for any Person for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of such Person with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis (except that the minority Equity Interests in Borrower shall be included for purposes of this calculation), (a) Shareholders’ Equity of Borrower and its Subsidiaries on that date minus (b) the Intangible Assets of Borrower and its Subsidiaries on that date; plus (c) all accumulated depreciation and amortization determined in accordance with GAAP of the Borrower and its Subsidiaries on that date.

“Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Credit Agreement” shall have the meaning set forth in Section 2.1.4 hereof.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instruments, the Guaranty or any other Loan Document.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) four percent (4%) above the Applicable Interest Rate.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“EBITDA” shall mean for any period, for any Person, an amount equal to the net income for such period plus (a) the following to the extent deducted in calculating such net income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable by such Person for such period; (iii) depreciation and amortization expense for such period; and (iv) other non-recurring expenses of the Person reducing such net income which do not represent a cash item in such period or any future period minus (b) the following to the extent included in calculating such net income: (i) federal, state, local and foreign income tax credits of the Person for such period; and (ii) all non-cash items increasing net income for such period.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company or (b) a segregated trust account or accounts maintained with a federal or State-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Embargoed Person” shall have the meaning set forth in Section 4.1.27 hereof.

“Encumbered Property” or “Encumbered Properties” shall mean individually, a property listed on Schedule C attached hereto, and collectively, the properties listed on Schedule C attached hereto.

“Encumbered Property Allocated Value” shall mean, for each Encumbered Property, (a) if the Capital Event with respect to such Encumbered Property is a sale of such Encumbered Property, 100% of the value of such Encumbered Property determined at the time of the sale based on an MAI appraisal prepared by an independent third party appraiser and (b) if the Capital Event with respect to such Encumbered Property is a Refinancing of such Encumbered Property, the greater of (i) 80% of the value of such Encumbered Property determined at the time of the sale based on an MAI appraisal prepared by an independent third party appraiser or (ii) the loan-to-value ratio of the new loan being obtained to effectuate such Refinancing.

“Encumbered Property Subsidiary” shall mean each Subsidiary of Borrower that owns an Encumbered Property.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified pursuant to a written agreement signed by the parties thereto from time to time.

“Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower, Guarantor or any Individual Property, Mezzanine Asset or Encumbered Property and related to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liens” shall have the meaning set forth in Section 5.1.18 hereof.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership of profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Eurodollar Rate” shall mean, with respect to any Interest Period, an interest rate per annum equal to LIBOR plus the LIBOR Margin.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2 hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.2 hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Option One” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Option One Maturity Date” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Option Two” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Financing Lease”: shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Act” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“Force Majeure” shall mean any delay due solely to acts of god, governmental restriction, stays, judgments, orders or decrees of any court or other Governmental Authority, enemy actions, civil commotion, domestic or foreign terrorist action, strike, work stoppage, shortage of labor or materials or any or other cause or causes beyond the reasonable control of Borrower, but lack of funds (in and of itself) shall not be deemed to constitute a cause beyond the reasonable control of Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Guarantor” shall mean, collectively, Property Guarantor, Trust and Material Subsidiary or such replacement Guarantor that assumes all the obligations of Guarantor under the Loan Documents in accordance with the terms hereof.

“Guaranty” shall mean, collectively, the Property Guaranty, Trust Guaranty, the Mezzanine Property Guaranty and the Material Subsidiary Guaranty, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by written agreement signed by the parties thereto.

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; toxic mold; any substance the presence of which on any Individual Property, Mezzanine Asset or Encumbered Property is prohibited by any federal, State or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Improvements” shall have the meaning set forth in Article 1 of the related Security Instrument with respect to each Individual Property.

“Indebtedness”: shall mean of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities secured by

(or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than ad valorem taxes not yet due), and (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above.  The amount of any Indebtedness under clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instruments or Pledge Agreement is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or any Individual Property or Mezzanine Collateral, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Property Guarantor and encumbered by a Security Instrument, together with all rights pertaining to such Property and Improvements, as more particularly described in Article 1 of each Security Instrument and referred to therein as the “Property” and as listed on Schedule A attached hereto.

“Initial Advance” shall have the meaning set forth in Section 2.1.4 hereof.

“Initial Maturity Date” shall mean April 2, 2007.

“Initial Term” shall mean the period commencing on the date hereof and ending on the Initial Maturity Date.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Period” shall mean (a) initially, the period commencing on the date of this Agreement and ending one (1), two (2) or three (3) months thereafter, as selected by Borrower in its Rate Request given to Lender with respect thereto; and (b) thereafter, each period commencing on the last day of the then expiring Interest Period applicable to the Loan and ending one (1), two (2) or three (3) months thereafter, as selected by the Borrower in its Rate Request given to Lender; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period pertaining to the Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; (ii) any Interest Period pertaining to the Loan that would otherwise extend beyond the then current Maturity Date shall end on the then current Maturity Date; and (iii) any Interest Period pertaining to the Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Key Entity” and “Key Entities” individually or collectively, as the context may require, Borrower, each Property Guarantor, each Mezzanine Subsidiary, each Mezzanine Asset Owner and GMH Communities GP Trust.

“Leases” shall mean any lease, sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in an Individual Property or Mezzanine Asset, and every modification, amendment or other agreement relating to such lease or other agreement entered into in connection with such lease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all applicable federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“LIBOR” shall mean the rate of interest per annum for the first day of the Interest Period (the “Reset Date”) for deposits in U.S. Dollars for a period equal to the number of months contained in the Interest Period which appears on Dow Jones Page 3750 (or such other display page on the Dow Jones System or otherwise as may replace said Page 3750) as of 11:00 a.m. (London time) on the day that is two (2) Business Days prior to that Reset Date for a period, and in an amount, comparable to such Interest Period and the principal balance of the Loan outstanding during such Interest Period; provided, however, that if such rate does not appear on Dow Jones Page 3750 (or such replacement page), LIBOR shall be the rate on interest per annum quoted by Lender at approximately 11:00 a.m. New York time two (2) Business Days prior to the beginning of such Interest Period for the offering to leading banks in the London interbank market of U.S. Dollar deposits in immediately available funds for delivery on the first day of such Interest Period for a period equal to such Interest Period and the principal balance of the Loan outstanding during such Interest Period.  Lender shall determine LIBOR for each Interest Period and the determination of LIBOR by Lender shall be binding upon Borrower absent manifest error.

“LIBOR Margin” shall mean (a) 2.00% per annum during the Initial Term and after the Initial Term through the Extended Maturity Date if the Initial Term is extended due to Borrower’s exercise of Extension Option One and (b) 4.50% per annum for the period from and after the Initial Term through the Extended Maturity Date if the Initial Term is extended due to Borrower’s exercise of Extension Option Two.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, Property Guarantor, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances but excluding Permitted Encumbrances (but not excluding liens that may arise after the date hereof under or pursuant to such Permitted Encumbrances).

“Loan” shall mean the loan, in the maximum aggregate principal amount of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00), made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Assignment of Agreements, the Environmental Indemnity, the Assignments of Management Agreement, the Guaranty, the Security Agreement, the Pledge Agreement and all other documents executed and/or delivered in connection with the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities, but excluding consequential damages), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense).

“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Property Guarantor and Manager, pursuant to which the Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean College Park Management, LLC, a Florida limited liability company, or, if the context requires, a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the financial condition or business of Borrower or its ability to perform its obligations under the Loan Documents, (b) the financial condition or business of the Encumbered Property Subsidiaries as a whole or their ability to perform their obligations under their existing loan documents or other contractual obligations as a whole, (c) the use, occupancy, operation or value of (including the net operating income) the Encumbered Properties as a whole, (d) the validity or enforceability of any Loan Document, (e) the validity, enforceability or priority of Lender’s security interest in the Collateral.

“Material Subsidiary” shall mean a subsidiary of Borrower or the Trust that has a significant amount of assets or equity or is important to the operations of Borrower to the extent not legally or contractually prohibited to guaranty the loan, including, but not limited to each Mezzanine Subsidiary, College Park Investments LLC, College Park Management, LLC, College Park Management TRS, Inc., GMH Military Housing, LLC and GMH Military Housing Investments, LLC, GMH Communities TRS, Inc., GMH Communities GP Trust and GMH Communities Services, Inc.

“Material Subsidiary Guaranty” shall mean that certain payment and performance guaranty executed and delivered by Material Subsidiary to Lender in connection with the Loan.

“Maturity Date” shall mean the Initial Maturity Date, as such date may be extended pursuant to Section 2.2.1(b) hereof, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Allocated Loan Amount” shall mean, for the Mezzanine Collateral, the amount set forth on Schedule B attached hereto.

“Mezzanine Asset Owner” shall mean the single member limited liability company that owns a Mezzanine Asset and each of which is 100% owned by the related Mezzanine Subsidiary, as each Mezzanine Asset Owner is listed on Schedule B attached hereto.

“Mezzanine Assets” shall mean the properties, listed on Schedule B hereto, each which is indirectly owned by a Mezzanine Subsidiary.

“Mezzanine Collateral” shall have the meaning set forth in Section 2.5(a).

“Mezzanine Collateral Release Price” shall mean, as to any applicable Individual Property, 100% of the Mezzanine Value for such Mezzanine Collateral.

“Mezzanine Property Guarantor” shall mean individually or collectively, as the context may require, Savoy Village Associates Intermediate, LLC, Croyden Avenue Associates Intermediate, LLC, Monks Road Associates Intermediate, LLC, South Carolina Associates Intermediate, LLC, Reno Associates Intermediate, LLC, Denton Associates Intermediate, LLC and Lankford Drive Associates Intermediate, LLC.

“Mezzanine Property Guaranty” shall mean, that certain payment and performance guaranty executed and delivered by the Mezzanine Property Guarantor to Lender in connection with the Loan.

“Mezzanine Subsidiary” or “Mezzanine Subsidiaries” shall mean individually or collectively, as the context may require, Clarizz Boulevard Associates Intermediate, LLC, Lakeside Associates Intermediate, LLC, Urbana Associates Intermediate, LLC, Red Mile Road Associates Intermediate, LLC, Burbank Drive Associates Intermediate III, LLC, Commons Drive Associates Intermediate, LLC, Abbott Road Associates Intermediate, LLC, Campus View Drive Associates Intermediate, LLC, Alexander Road Associates Intermediate, LLC, Brown Road Associates Intermediate, LLC, Keller Boulevard Associates Intermediate, LLC.

“Mezzanine Value” shall mean for the Mezzanine Collateral, the value for the Mezzanine Collateral as it relates to each Mezzanine Asset as set forth on Schedule B attached hereto.

“Military Housing Projects” shall mean privatized military housing projects in the United States owned and/or operated by Borrower or Subsidiary of Borrower, with an average remaining ground lease term for all Military Housing Projects, taken as a whole, being forty (40) years or greater, and “Military Housing Project” means any one of the Military Housing Projects.

“Monthly Debt Service Payment Amount” shall mean a monthly payment of interest only calculated in accordance with the terms hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Profit” shall mean, in connection with any Capital Event, (a) if relating to a Casualty or Condemnation, Net Proceeds less the amount of Net Proceeds utilized and/or made available by Lender (or the applicable mortgage lender) to Borrower, Property Guarantor,

Mezzanine Asset Owner or Encumbered Property Subsidiary to restore the applicable Individual Property, Mezzanine Asset or Encumbered Property, as the case may be, and (b) for all other Capital Events, an amount equal to the gross proceeds received by Borrower, Mezzanine Subsidiary or Encumbered Property Subsidiary or any Affiliate thereof in connection therewith, less all reasonable and customary costs and expenses incurred in connection therewith.

“Non-U.S. Entity” shall have the meaning set forth in Section 2.2.8 hereof.

“Note” shall mean that certain promissory note of even date herewith in the original principal amount of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified pursuant to a written agreement signed by the parties thereto from time to time.

“Notice of Borrowing” shall mean a notice signed by a Responsible Officer of Borrower in the form attached hereto as Exhibit B.

“O&M Program” shall mean, with respect to each Individual Property, Mezzanine Asset or Encumbered Property listed on Schedule D hereof, if any, that certain operations and maintenance program developed by Borrower or Property Guarantor and approved by Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time pursuant to an agreement executed by the parties thereto from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed on behalf of Borrower by a Responsible Officer.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Payment Date” shall mean the first (1st ) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters (i) disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof or (ii) shown on the Survey, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, and (e) easements, restrictions, covenants, reservations and rights consented to by Lender pursuant to 5.2.10(f) hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Plan” shall mean an employee benefit plan (as defined in section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101 or similar law.

“Pledge Agreement” shall mean the Pledge Agreement dated the date hereof made by Borrower and each of the pledgors named therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Prepayment Date” shall have the meaning set forth in Section 2.3.1(a) hereof.

“Prime Rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%.  In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender.  If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal.  In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender, provided, however, that such comparable index is used by Lender for borrowers similarly situated to Borrower.  Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective.  Such substitute index will also be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%.  The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error.

“Prohibited Person” shall mean any Person:

(a)           listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b)           that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)           with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)           who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)           that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f)            who is an Affiliate of or affiliated with a Person listed above.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Property” shall mean, as the context may require, the Properties or an Individual Property.

“Property Guarantor” shall mean individually and collectively Savoy Village Associates, LLC, Croyden Avenue Associates, LLC, Monks Road Associates, LLC, South Carolina Associates, LLC, Reno Associates, LLC, Denton Associates, LLC and Lankford Drive Associates, LLC, the owners of the Properties.

“Property Guaranty” shall mean, that certain payment and performance guaranty, dated as of the date hereof, executed and delivered by Property Guarantor to Lender in connection with the Loan.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualified Manager” shall mean a (A) reputable and experienced professional management organization (a) which manages student housing of quality and similar size to the Properties (exclusive of the Properties) and (b) prior to whose employment as manager of any Individual Property or Mezzanine Asset such employment shall have been approved by Lender, which approval shall not be unreasonably withheld or delayed and (c) such other management organization reasonably acceptable to Lender.  Notwithstanding the foregoing, any Manager replaced at the direction of the Lender pursuant to the terms hereof shall no longer be deemed a Qualified Manager.

“Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating agency which has rated the Securities.

“Refinancing” shall have the meaning set forth in the definition of “Capital Event”.

“Related Party” shall mean any Guarantor and any of their respective Affiliates.

“Release” of any Hazardous Materials shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Release Price” shall mean, as to any applicable Individual Property, 100% of the Allocated Value for such Individual Property.

“Rents” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance; and (b) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or such other form reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Responsible Officer” means with respect to a Person, any duly authorized officer, member, partner, shareholder or other equity owner of such Person.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean Borrower, Trust, each Material Subsidiary, each Property Guarantor, each Mezzanine Property Guarantor, each Mezzanine Asset Owner or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, any of the foregoing, but excluding any limited partner in Borrower and the holder of any interest in the Trust.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Security Agreement” shall mean that certain Security Agreement dated as of the date hereof executed and delivered by College Park Management TRS, Inc., a Delaware corporation, GMH Military Housing, LLC, a Delaware limited liability company, GMH Communities TRS, Inc., a Delaware corporation, GMH Military Housing Investments LLC, a Delaware limited liability company, College Park Investments LLC, a Delaware limited liability company and College Park Management, LLC, a Florida limited liability company, collectively as pledgors, to and for the benefit of Lender, as secured party, and relating to the Cash Flow Collateral.

“Security Instrument” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable) and Security Agreement, executed and delivered by Property Guarantor as security for the Guaranty and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified pursuant to a written instrument signed by the parties thereto from time to time.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Shareholders’ Equity” shall mean as of any date of determination for any Person, consolidated shareholders’ equity of such Person as that date determined in accordance with GAAP.

“Special Purpose Entity” shall mean, (a) as to each Property Guarantor, an entity that satisfies the requirements of Section 3.6 of the related Security Instrument, (b) as to each Mezzanine Subsidiary, an entity that satisfies the requirements of Section 19 of the Pledge Agreement, (c) as to each Mezzanine Asset Owner and Mezzanine Property Guarantor, an entity that satisfies the requirements of Section 6.1 of the Loan Agreement to which such entity is a party to with Bank of America, N.A. on the date hereof and (d) as to each Encumbered Property Subsidiary, an entity that satisfies criteria similar to that which is set forth in Section 3.6 of each Security Instrument and which is included in each such Encumbered Property Subsidiary’s loan documents encumbering the related Encumbered Property.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Student Housing Projects” shall mean real estate properties operated as student housing in the United States owned by Borrower or a Subsidiary of Borrower, and “Student Housing Project” means any one of the Student Housing Projects.

“Subsidiary” shall mean as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” shall mean, with respect to an Individual Property, a survey prepared by a surveyor licensed in the State where such Individual Property is located and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Synthetic Lease” shall mean as to any Person, the monetary obligation under any synthetic, off-balance sheet, tax retention or tax leveraged lease.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents or similar charges, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if an Individual Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Security Instrument encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“Trust” shall mean GMH Communities Trust, a Maryland real estate investment trust.

“Trust Guaranty” shall mean that certain payment and performance guaranty executed and delivered by Trust to Lender in connection with the Loan.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which an Individual Property is located.

Section 1.2             Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS

Section 2.1             Loan Commitment; Disbursement to Borrower.

2.1.1          Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Initial Advance on the Closing Date.

2.1.2          Revolving Loan.

Subject to the terms and conditions set forth herein, the Lender agrees to make the Loan available to the Borrower in the aggregate principal amount of up to Two Hundred Fifty Million Dollars ($250,000,000).  The Borrower may borrow such amounts in cash, at any time or from time to time in accordance with the terms of this Agreement, but only until the earliest to occur of (a) ten (10) days before the Maturity Date or (b) such earlier date that the Loan may be accelerated as provided in Section 8.2 hereof. Amounts repaid may be reborrowed upon satisfaction of the requirements of Section 2.1.5 hereof.

2.1.3          The Note, Security Instruments and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Pledge Agreement, the Guaranty and the other Loan Documents.

2.1.4          Use of Proceeds.

The proceeds of an initial advance of $                  (“Initial Advance”) will be used by Borrower as follows: (i) to repay any existing indebtedness of Borrower including, without limitation the Credit Agreement dated November 8, 2004 as amended (the “Credit Agreement”) and all costs and expenses necessary to repay all obligations under the Credit Agreement in full, (ii) to acquire, or cause two of the Mezzanine Asset Owners to acquire the Mezzanine Assets being acquired on the date hereof and (iii) to pay costs and expenses incurred in connection with the closing of the Loan. Borrower shall deliver a Notice of Borrowing to Lender in connection with the Initial Advance.

2.1.5          Additional Advances.

Subsequent to the date of this Agreement and during the term of the Loan, Borrower may request one or more additional advances for the payment of (a) general working capital costs of the Borrower pursuant to the Sources and Uses Statement attached as Schedule E or otherwise approved by Lender in its sole discretion, (b) 4th quarter dividends for 2006 in an aggregate amount not to exceed $17,500,000.00 and (c) to pay 3rd quarter dividends for 2006 in an aggregate amount not to exceed $17,500,000.00, in each case as approved by Lender in its sole and absolute discretion (each such advance, an “Additional Advance”).  Such Additional Advances may be requested by Borrower and shall be made, upon three (3) Business Days’ notice provided that Borrower has satisfied the following conditions: (i) no Event of Default or

Default exists as of the date of the request or the date the Additional Advance is funded, (ii) Borrower has submitted to Lender a Notice of Borrowing and (iii) Borrower shall have delivered an Officer’s Certificate certifying that Borrower is in compliance with each of the covenants in Section 5.3 as of the date that the Additional Advance is funded, that no Default or Event of Default exists and that the Additional Advance is being made for the purposes set forth in clauses (a) – (c) of Section 2.1.5 of this Agreement.

2.1.6          Minimum Amounts of Additional Advances and Maximum Number of Tranches.

With regard to the Loan as a whole, Lender may require that all Additional Advances shall be in a minimum amount of $1,000,000.00.  Borrower shall not have the right to have more than five (5) distinct Interest Periods, in the aggregate, in respect of the Loan (including all Additional Advances to date) in effect at any one time.

2.1.7          Loan Allocations.

Borrower and Lender agree that the amount of the Loan allocated to the Mezzanine Collateral being pledged with respect to each Mezzanine Asset Owner is the Mezzanine Allocated Loan Amount set forth on Schedule B attached hereto.  Borrower and Lender agree that the amount of the Loan allocated to each Individual Property is the Allocated Value set forth on Schedule A attached hereto.

2.1.8          Contributions to Certain Subsidiaries.

Borrower hereby represents, warrants and covenants to and for the benefit of the Lender that it will contribute (a) directly or indirectly to the  applicable Property Guarantor, a portion of the proceeds of the Loan in the amount of the Allocated Value for the Individual Property that such Property Guarantor owns, and such Property Owner shall be permitted to distribute such funds as permitted under its operating agreement and as may be directed by the Mezzanine Property Guarantor as the managing member of the Property Guarantor, including the distribution of funds back to the Borrower's main deposit account for which funds from all properties owned and operated by the Borrower are held, and (b) directly or indirectly to the applicable Mezzanine Asset Owner a portion of the proceeds of the Loan in the amount of the Allocated Loan Amount for the Mezzanine Asset that such Mezzanine Asset Owner is acquiring at the direction of the Mezzanine Subsidiary as its sole member.

Section 2.2             Interest; Extension Options; Loan Payments; Late Payment Charge.

2.2.1          Payments.

(a)           Interest.  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date through but excluding the Maturity Date at the Applicable Interest Rate.  Interest shall be payable monthly in arrears on each Payment Date.  Any change in the Prime Rate shall be automatically effective as of the day on which such change in rate occurs.  Each determination of an interest rate by Lender pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

(b)           Extension of the Initial Maturity Date.  Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for either (x) a term of three (3) months (“Extension Option One”) to a date which is the earlier of (1) July 2, 2007 and (2) the date specified in writing by Borrower which shall not be later than the date that is three (3) months from the Initial Maturity Date (such date in (1) or (2) is the “Option One Maturity Date”) or (y) for a term of six (6) months (“Extension Option Two”) to October 2, 2007 (each such date, the “Extended Maturity Date” and the period from the Initial Maturity Date through the Extended Maturity Date is the “Extension Term”). Borrower may exercise Extension Option One, upon satisfaction of the following terms and conditions:

(i)            Borrower shall have entered into a definitive purchase and sale agreement, asset purchase agreement or merger agreement (or similar agreement for the direct or indirect acquisition of the assets (or a substantial portion thereof) of Borrower) with an unaffiliated third party (except that investors in such third party may include existing limited partners in the Borrower and shareholders in the Trust) (the “Acquiror”) pursuant to which the Acquiror has committed to the purchase and acquisition of Borrower or all or substantially all of Borrower’s assets or the equity interests in Borrower (any of the foregoing, an “Acquisition Transaction”);

(ii)           the Acquisition Transaction shall have been approved by the Board of Trustees of the Trust;

(iii)          the Acquisition Transaction shall not be subject to any financial contingencies or the ability of the Acquiror to obtain financing;

(iv)          the Acquisition Transaction shall only be subject to shareholder, governmental and regulatory approval, to the extent applicable to such Acquisition Transaction;

(v)           Borrower shall have made an announcement to the general public of the Acquisition Transaction;

(vi)          Lender shall have determined in its sole discretion based on a sources and uses statement for the Acquisition Transaction, that (a) if the Acquisition Transaction is in the form of a sale of assets in exchange for cash, the proceeds of the Acquisition Transaction shall be sufficient to pay the Obligations in full or (b) if the Acquisition Transaction is to be consummated by the delivery of some other form of consideration other than cash (i.e., a stock-for-stock or cash-for-stock merger), Lender receives confirmation acceptable to Lender that upon consummation of the Acquisition Transaction the Loan will be repaid in full;

(vii)         no Event of Default shall have occurred and be continuing at the time Extension Option One is exercised nor on the date that the Extension Term commences;

(viii)        Borrower shall notify Lender of its election to extend the Initial Maturity Date as aforesaid not earlier than ninety (90) days and no later than fifteen (15) days prior to the Initial Maturity Date;

(ix)           Borrower shall have delivered to Lender an Officer’s Certificate in form reasonably acceptable to the Lender certifying that no Event of Default exists, such Officer’s Certificate to be delivered not later than five (5) Business Days from the date that conditions (i)-(vi) above are satisfied;

(x)            Borrower and Lender shall execute and deliver to each other any documents reasonably required to evidence the Extension Term, together with any opinions reasonably required by Lender in connection therewith (which opinions shall be in substantially the same form as the opinions delivered in connection with the closing of the Loan), documents to be delivered not later than five (5) Business Days from the date that conditions (i)-(vi) above are satisfied; and

(xi)           each of the representations and warranties set forth in the Loan Documents shall be true and correct as of the first day of the Extension Term and shall be deemed remade as of the first day of the Extension Term.

In the event (y) that Extension Option One is not exercised or the requirements set forth in clauses (i)-(xi) above are not satisfied on or prior to the Initial Maturity Date or (z) that Extension Option One has been exercised by Borrower and the Acquisition Transaction has not been consummated, Borrower may exercise Extension Option Two, upon satisfaction of the following terms and conditions, provided, that, Extension Option Two shall have a term of three (3) months if Extension Option Two is being exercised pursuant to clause (z) immediately preceding:

(A)          No Event of Default shall have occurred and be continuing at the time Extension Option Two is exercised nor on the date that the Extension Term commences;

(B)           Borrower shall notify Lender of its election to extend the Maturity Date as aforesaid not earlier than ninety (90) days and no later than fifteen (15) days prior to the later of the Initial Maturity Date or the Option One Maturity Date, as the case may be;

(C)           Borrower shall have delivered to Lender an Officer’s Certificate in form reasonably acceptable to the Lender certifying that no Event of Default exists;

(D)          Borrower and Lender shall execute and deliver to each other any documents reasonably required to evidence the Extension Term, together with any opinions reasonably required by Lender in connection therewith (which opinions shall be in substantially the same form as the opinions delivered in connection with the closing of the Loan);

(E)           Borrower shall have paid to Lender a fee in an amount equal to 2.00% of the outstanding principal balance of the Loan as of the Initial Maturity Date or the Option One Maturity Date, as the case may be;

(F)           each of the representations and warranties set forth in the Loan Documents shall be true and correct as of the first day of the Extension Term and shall be deemed remade as of the first day of the Extension Term; and

(G)           Borrower shall enter into definitive documentation with Lender setting up a lockbox and cash management system acceptable to Lender in its sole and absolute discretion subject, however, to existing cash management arrangements that the Encumbered Property Subsidiaries and Mezzanine Asset Owners are subject to at such time pursuant to their respective mortgage loan documents.

Notwithstanding any notice given from Borrower to extend the Initial Maturity Date as provided for herein, Borrower may at any time prior to the later of the Initial Maturity Date or the Option One Maturity Date, as the case may be, terminate the applicable extension notice without penalty or premium by delivering written notice to Lender, provided, that Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses associated with the anticipated extension.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event that either Extension Option One or Extension Option Two Option is exercised.

In no event shall the Extended Maturity Date be later than October 2, 2007.

2.2.2          Interest Calculation.

Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance.

2.2.3          Eurodollar Rate Unascertainable; Illegality; Increased Costs.

(a)           (i)  In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give, as soon as reasonably practicable, notice by telephone of such determination, to Borrower at least five (5) Business Days prior to the last day of the related Interest Period, with a written confirmation of such determination promptly thereafter.  If such timely notice is given, the Loan shall bear interest at the Adjusted Prime Rate beginning on the first day of the next succeeding Interest Period. (ii) If, pursuant to the terms of this Section 2.2.3(a),  the Loan is bearing interest at the Adjusted Prime Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error)

that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower by telephone of such determination, confirmed in writing, to Borrower as soon as reasonably practical, but in no event later than five (5) Business Days prior to the last day of the then current Interest Period.  If such timely notice is given, the Loan shall bear interest at the Eurodollar Rate beginning on the first day of the next succeeding Interest Period.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at either the Eurodollar Rate or the Adjusted Prime Rate.

(b)           If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender in good faith to make or maintain the portion of the Loan bearing interest at the Eurodollar Rate, (I) the obligation of Lender hereunder to make the Loan bearing interest at the Eurodollar Rate shall be canceled forthwith and (II) the Loan shall automatically bear interest at the Adjusted Prime Rate on the next succeeding Payment Date or within such earlier period as required by Applicable Law.  Borrower hereby agrees promptly to pay Lender (within ten (10) Business Days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder.  Upon written demand from Borrower, Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and the calculation substantiating the Adjusted Prime Rate and any additional third-party costs incurred by Lender in making the conversion.  Lender’s written notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(c)           In the event that any change in any requirement of any Applicable Law or in the interpretation or application thereof, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued from any Governmental Authority which is generally applicable to all Lenders subject to such Governmental Authority’s jurisdiction:

(i)            shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)           shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii)          shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter impose on Lender any other condition, the result of which is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender (within ten (10) days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(c), Lender shall provide Borrower with written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error.  This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under the Note, this Agreement and the other Loan Documents.

(d)           Borrower agrees to indemnify Lender and to hold Lender harmless from any actual third-party out-of-pocket loss or expense which Lender sustains or incurs as a consequence of (I) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at the Eurodollar Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate, (II) any prepayment (whether voluntary or mandatory) of the Loan on a day that is not the day immediately following the last day of an Interest Period with respect thereto and (III) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from the Eurodollar Rate to the Adjusted Prime Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the Eurodollar Rate on a date other than the day immediately following the last day of an Interest Period (the amounts referred to in clauses (I), (II) and (III) are herein referred to collectively as the “Breakage Costs”).  This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4          Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.

2.2.5          Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) interest at the Default Rate shall be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due).  To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Pledge Agreement and the Guaranty.  This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

2.2.6          Late Payment Charge.

If any principal, interest or any other sums due under the Loan Documents (other than the payment of principal due on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Pledge Agreement, the Guaranty and the other Loan Documents to the extent permitted by Applicable Law.

2.2.7          Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.8          Indemnified Taxes.

(a)           All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s applicable lending office or any political subdivision thereof or in which Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below.  If any non excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder.  Whenever any non excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender.  Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(b)           In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes.  Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

Section 2.3             Prepayments.

2.3.1          Voluntary Prepayments.

Except as otherwise expressly provided herein, Borrower shall have the right to prepay the Loan in whole or in part at any time provided that:

(a)           Borrower shall provide prior written notice to Lender specifying the date (the “Prepayment Date”) upon which the prepayment is to be made, which notice shall be delivered to Lender not less than five (5) days prior to such payment; and

(b)           Borrower shall pay to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date (or if the Prepayment Date is a Payment Date, excluding the Prepayment Date if such payment is made in accordance with Section 2.3.4 hereof), (ii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i); and (iii) upon repayment of the Loan as a whole, all other sums then due under this Agreement, the Note or the other Loan Documents.

If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.3.1, the amount designated for prepayment and all other sums required under this Section 2.3.1 shall be due and payable on the Prepayment Date.  Notwithstanding any notice of prepayment given by Borrower, Borrower may at any time prior to the Prepayment Date terminate the applicable prepayment notice without penalty or premium by delivering written notice to Lender, provided, that Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses associated with the anticipated prepayment.

2.3.2          Mandatory Prepayments.

(a)           On each date on which Borrower actually receives any Net Proceeds, if Lender is not obligated and elects not to make such Net Proceeds available to Borrower for the restoration of the Property pursuant to Section 6.4, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds not made available by Lender for restoration and Lender shall apply such Net Proceeds to the reduction of the Debt when received.  To the extent Net Proceeds not made available by Lender for restorations with respect to an Individual Property are less than the Allocated Value for such Individual Property, any amount so applied against the Debt shall be deemed credited against the Allocated Value for such Individual Property.

(b)           On each date on which Borrower, any Mezzanine Subsidiary, Mezzanine Asset Owner or Encumbered Property Subsidiary actually receives any Capital Proceeds (other than Capital Proceeds received with respect to the Refinancing of (i) the Encumbered Property referred to as “University Crossings” located in Philadelphia, Pennsylvania and (ii) the Mezzanine Assets referred to as Orchard Trails and The Enclave II and located in Orono, Maine and Bowling Green, Ohio, respectively), Borrower shall, without limiting the provisions of Sections 2.4 and 2.5 hereof, prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Capital Proceeds, provided, that, with respect to Capital Proceeds received in connection with a sale or Refinance of an Encumbered Property, such Capital Proceeds shall not be less than, and Borrower shall prepay the Loan in the minimum amount of, the applicable Encumbered Property Allocated Value.  Lender shall apply all such Capital Proceeds to the reduction of the Debt on the date received if received prior to 2:00 p.m., Charlotte, North Carolina time, or on the first (1st) Business Day following the date of its receipt thereof if received after 2:00 p.m., Charlotte, North Carolina time.

(c)           On the closing date of an Acquisition Transaction, the Debt shall be repaid in full notwithstanding that the Maturity Date may not yet have occurred.

2.3.3          Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 2:00 p.m., Charlotte, North Carolina time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower, which notice shall include wire transfer instructions and shall be delivered to Borrower at least five (5) Business Days prior to any change becoming effective.  Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such scheduled due date.

2.3.4          Application of Prepayments.

All prepayments received pursuant to Section 2.3 shall be applied first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, and second, to the payments of principal due under the Loan in the inverse order of maturity.

Section 2.4             Prohibition on Sale of Individual Property(ies).

Borrower shall not permit any Property Guarantor to sell the Individual Property that it owns unless and until each of the following conditions are satisfied:

(a)           Borrower and the related Property Guarantor shall provide Lender with at least twenty (20) days but no more than sixty (60) days prior written notice of its request to obtain a release of the Individual Property.  Notwithstanding any notice given from Borrower and the related Property Guarantor to request a release of an Individual Property, Borrower may at any time prior to the actual release of such Individual Property terminate the applicable request notice without penalty or premium by delivering written notice to Lender, provided, that Borrower shall pay to Lender all of Lender’s reasonable actual out-of-pocket costs and expenses associated with the anticipated release;

(b)           Lender shall have received a wire transfer of immediately available federal funds in an amount equal to the greater of (x) the applicable Release Price and (y) Capital Proceeds with respect to such Individual Property, less any proceeds of casualty or condemnation retained by Lender for the applicable Individual Property, together with (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, (ii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i); and (iii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial prepayment;

(c)           Borrower shall submit to Lender, not less than five (5) Business Days prior to the date of such release, a release of Lien of the applicable Security Instrument  for such Individual Property for execution by Lender.  Such release shall be in a form appropriate in each State in which the Individual Property is located and shall contain standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in order to evidence compliance with the requirements set forth in this Section 2.4.  In the event that Borrower fails to provide Lender such release of Lien, Lender shall, upon satisfaction of all the other requirements set forth in this subsection (c), deliver to Borrower such release in such form reasonably acceptable to Lender;

(d)           In the event that the applicable Mezzanine Property Guarantor owning an interest in the applicable Property Guarantor obtaining a release of the Lien of the related Security Instrument shall continue to own an interest in any other Property Guarantor owning any Individual Property still encumbered by a Security Instrument (after giving effect to such release), such Mezzanine Property Guarantor shall transfer any interest it owns in the applicable Borrower obtaining such release to a Person other than Borrower or Mezzanine Property Guarantor;

(e)           Lender shall have received payment of all Lender’s reasonable third-party costs and expenses and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith; and

(f)            In the event the Individual Property is being released in connection with a Refinancing of such Individual Property, Borrower shall have paid to Lender a fee in the amount of one percent (1%) of the principal amount of the Loan being repaid if such Refinancing is not funded or placed by Lender or an Affiliate of Lender.

Section 2.5             Prohibition on Sale of Mezzanine Assets.

Borrower shall not permit any Mezzanine Subsidiary to cause or permit the applicable Mezzanine Asset Owner to sell such Mezzanine Asset unless and until each of the following conditions are satisfied:

(a)           Borrower and the related Mezzanine Subsidiary shall provide Lender with at least twenty (20) days but no more than sixty (60) days prior written notice of its request to obtain a release of the pledge of the direct or indirect equity interests in any Mezzanine Subsidiary, Mezzanine Property Guarantor or Mezzanine Asset Owner (any such collateral, the “Mezzanine Collateral”) related to a Mezzanine Asset that is the subject of a Capital Event.  Notwithstanding any notice given from Borrower and a Mezzanine Subsidiary to request a release of Mezzanine Collateral, Borrower may at any time prior to the actual release of such Mezzanine Collateral terminate the applicable request notice without penalty or premium by delivering written notice to Lender, provided, that Borrower shall pay to Lender all of Lender’s reasonable actual out-of-pocket costs and expenses associated with the anticipated release of the Mezzanine Collateral;

(b)           Lender shall have received a wire transfer of immediately available federal funds in an amount equal to the greater of (x) the applicable Mezzanine Collateral Release Price and (y) the Capital Proceeds with respect to such Mezzanine Asset, together with (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, (ii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i); and (iii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial prepayment;

(c)           Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in order to evidence compliance with the requirements set forth in this Section 2.5.  Lender shall, upon satisfaction of all the other requirements set forth in this Section 2.5, deliver to Borrower a release of the Mezzanine Collateral, such release to be in form reasonably acceptable to Lender; and

(d)           Lender shall have received payment of all Lender’s reasonable third-party costs and expenses and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith.

Section 2.6             No Offsets.

The Borrower hereby waives the right to assert a counterclaim in any action or proceeding brought against it by Lender or their agents or otherwise to offset any obligations to make the payments required by the Loan Documents.  No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.  The Obligations of Borrower under this Agreement and the other Loan Documents shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, or any other party, against the Lender by reason of the Lender's failure to perform its obligations under this Agreement, including, without limitation, the failure of the Lender to fund any Additional Advance.  The Borrower hereby acknowledges the Borrower shall have no claim against any subsequent holder of the funded portion of the Loan for any Additional Advance not funded by the Lender.

ARTICLE III

RESERVED

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1             Borrower Representations.

Borrower for itself and for each Key Entity (where applicable in this Article IV) represents and warrants that:

4.1.1        Organization.

Each of the Key Entities and the Encumbered Property Subsidiaries is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to transact the businesses in which it is now engaged.  Each Key Entity possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to transact the businesses in which it is now engaged.  Each Encumbered Property Subsidiary possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to transact the businesses in which it is now engaged, except to the extent such failure is not reasonably likely to have a Material Adverse Effect.  Attached hereto as Schedule 4.1.1 is a true, correct and complete organizational chart of Borrower, each of the Key Entities, and each of the Encumbered Property Subsidiaries.

4.1.2        Proceedings.

Each of the Key Entities has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to the extent such Key Entity is a party thereto.  This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of each of the Key Entities, to the extent such Key Entity is a party thereto.

4.1.3        No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and the Key Entities that are a party thereto will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Key Entity pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, or other agreement or instrument to which such Key Entity is a party or by which any of such Key Entity’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over a Key Entity or any of the Properties or Mezzanine Assets or any of any Key Entity’s other assets, or any license or other approval required to operate the

Properties or Mezzanine Assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by each Key Entity (to the extent a party thereto) of this Agreement or any other Loan Documents have been obtained and is in full force and effect.

4.1.4        Litigation.

As of the date hereof, except as set forth on Schedule 4.1.4 attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened in writing against or affecting (i) any Key Entity or any Individual Property or Mezzanine Asset which are, individually or in the aggregate,  reasonably likely to materially adversely affect the financial condition or business of any Key Entity or the condition or ownership of any Individual Property, Mezzanine Asset or Encumbered Property, and (ii) any of the Encumbered Property Subsidiaries or Encumbered Properties which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the financial condition or business of the Encumbered Property Subsidiaries or the condition or ownership of the Encumbered Properties.

4.1.5        Agreements.

No Key Entity is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Key Entity or any of the Properties or Mezzanine Assets is bound which might materially and adversely affect any Key Entity or any Individual Property or Mezzanine Asset.  No Encumbered Property Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Encumbered Property Subsidiary or Encumbered Property is bound which might have a Material Adverse Effect on the Encumbered Property Subsidiaries or the Encumbered Properties.  Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or any Property Guarantor, Mezzanine Asset Owner, Individual Property or Mezzanine Asset is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of such Individual Property or Mezzanine Asset, (b) obligations set forth in the Permitted Encumbrances and (c) obligations under the Loan Documents.  No Key Entity has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Key Entity is a party or by which such Key Entity or any Mezzanine Asset is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of such Individual Property or Mezzanine Asset and (b) obligations of such Key Entity under the Loan Documents or the loan documents with respect to the related Mezzanine Asset which have been disclosed to Lender prior to the date hereof.  No Encumbered Property Subsidiary has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Encumbered Property Subsidiary is a party or by which such Encumbered Property Subsidiary or any related Encumbered Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of such Encumbered Property and (b) obligations of such Encumbered Property Subsidiary under the loan documents with respect to the related Encumbered Property which have been disclosed to Lender prior to the date hereof, and except to the extent would not have a Material Adverse Effect.

4.1.6        Solvency.

Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Borrower is not contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

4.1.7        OFAC.

Borrower represents and warrants that no Key Entity, no Encumbered Property Subsidiary nor any Guarantor nor any of their respective Affiliates is a Prohibited Person, and each Key Entity, Encumbered Property Subsidiary and Guarantor and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.8        No Plan Assets.

Borrower is not a Plan, and none of the assets of Borrower constitute or will constitute “Plan Assets” of one or more Plans.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.9        Compliance.

Each Key Entity and each of the Properties and the Mezzanine Assets and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes. Each

Encumbered Property Subsidiary and each Encumbered Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes except to the extent and such non-compliance would not have a Material Adverse Effect. No Key Entity is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which could have a material adverse affect on any Key Entity or any of the Properties or the Mezzanine Assets.  None of the Encumbered Property Subsidiaries are in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which is reasonably likely to have a Material Adverse Effect.  There has not been committed by any Key Entity or to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties or the Mezzanine Assets any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any of the Individual Properties or the Mezzanine Assets or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  There has not been committed by any Encumbered Property Subsidiary any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any of the Encumbered Properties or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents, except to the extent would not have a Material Adverse Effect.

4.1.10      Financial Information.

All financial data, including, without limitation, the consolidated statements of cash flow and consolidated income and operating expense, that have been delivered to Lender in respect of any of the Key Entities and any of the Encumbered Property Subsidiaries (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the applicable Key Entities or Encumbered Property Subsidiaries, as applicable, as of the date of such reports, and (iii) have, if applicable, been prepared in accordance with GAAP (subject, as to any interim statements, to year-end adjustments and the absence of footnotes) throughout the periods covered, except as disclosed therein.  Except for Permitted Encumbrances, (i) no Key Entity has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any Individual Property or Mezzanine Asset or the operation thereof as residential buildings containing other appurtenant and related uses, and (ii) none of the Encumbered Property Subsidiaries has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and, individually or in the aggregate, are reasonably likely to have a materially adverse effect on the Encumbered Properties, taken as a whole, or the operation thereof as residential buildings containing other appurtenant and related uses, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of any Key Entity from that set forth in such entity’s financial statements, and there has been no material adverse change in the financial condition, operations or business of the Encumbered Property Subsidiaries, taken as a whole, from that set forth in such entities’ financial statements.

4.1.11      Condemnation.

No Condemnation or other similar proceeding has been commenced or, is threatened or contemplated in writing with respect to all or any portion of any Individual Property, Mezzanine Asset or Encumbered Property or for the relocation of roadways providing access to any Individual Property, Mezzanine Asset or Encumbered Property.

4.1.12      Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.13      Utilities and Public Access.

(a)           Each tenant-occupied Individual Property and Mezzanine Asset has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property or Mezzanine Asset, as the case may be, for its respective intended uses.  All public utilities necessary or convenient to the full use and enjoyment of each Individual Property and Mezzanine Asset are located either in the public right-of-way abutting each Individual Property or  Mezzanine Asset (which are connected so as to serve each Individual Property or  Mezzanine Asset, as the case may be, without passing over other property) or in recorded easements serving each Individual Property or Mezzanine Asset.  All roads necessary for the use of each Individual Property, Mezzanine Asset and Encumbered Property for their current respective purposes have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.

(b)           Each tenant-occupied Encumbered Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Encumbered Property for its intended uses except to the extent any failure to have such rights and service would not have a Material Adverse Effect.  All public utilities necessary or convenient to the full use and enjoyment of each Encumbered Property are located either in the public right of way abutting each Encumbered Property (which are connected so as to serve each Encumbered Property without passing over other property) or in recorded easements serving each Encumbered Property except to the extent that such failure for such utilities to be so located would not have a Material Adverse Effect.

4.1.14      Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.15      Separate Lots.

Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.16      Assessments.

As of the date hereof, to the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.17      Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Key Entity that is a party thereto, including the defense of usury, and no Key Entity has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18      No Prior Assignment.

There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.19      Insurance.

Borrower has obtained and has delivered to Lender insurance abstracts and certificates of insurance reasonably acceptable to Lender, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  Borrower, and to the best of Borrower’s knowledge, no other Person, has done, by act or omission, anything which would materially impair the coverage of any such policy.

4.1.20      Use of Property.

Each Individual Property is substantially used exclusively for student housing. Each Mezzanine Asset is substantially used exclusively for student housing.

4.1.21      Certificate of Occupancy; Licenses.

Each Key Entity, to the extent the owner of a property, has obtained and shall keep and maintain all material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property, Mezzanine Asset and Encumbered Property  by the applicable Key Entity as student housing and other appurtenant and related uses.

4.1.22      Flood Zone.

Either (a) none of the Improvements on any Individual Property or Mezzanine Asset are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or (b) the flood insurance required pursuant to Section 6.1(a)(vii) is in full force and effect with respect to each such Individual Property or Mezzanine Asset. To Borrower’s knowledge, either (a) none of the Improvements on any Encumbered Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or (b) the flood insurance required by the related Encumbered Property Subsidiary’s mortgage loan documents is in full force and effect.

4.1.23      Physical Condition.

(a)           Each Individual Property and Mezzanine Asset, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects.  There exists no structural or other material defects or damages in any Individual Property or Mezzanine Asset, whether latent or otherwise and neither Borrower nor any Mezzanine Asset Owner has received written notice from any insurance company or bonding company of any defects or inadequacies, whether latent or otherwise, in any Individual Property or Mezzanine Asset, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.  Each Individual Property and Mezzanine Asset is free from damage covered by fire or other casualty insurance.  No substantial construction is currently being performed at any Individual Property or Mezzanine Asset other than routine maintenance and repairs.

(b)           Each Encumbered Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects except where such failure would not have a Material Adverse Effect.  There exists no structural or other material defects or damages in any Encumbered Property which would be reasonably likely to have a Material Adverse Effect, whether latent or otherwise and no Borrower nor any Encumbered Property Subsidiary has received written notice from any insurance company or bonding company of any defects or inadequacies, whether latent or otherwise, in the Encumbered Properties taken as a whole which would be reasonably likely to have a Material Adverse Effect, materially and adversely the insurability of the same as a whole or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond related to the Encumbered Properties taken as a whole.  Each Encumbered Property is free from damage covered by fire or other casualty insurance except any such damage that is not reasonably likely to have a Material Adverse Effect.

No substantial construction is currently being performed at any Encumbered Property other than routine maintenance and repairs except to the extent such construction is not reasonably likely to have a Material Adverse Effect.

4.1.24         Boundaries.

All of the material improvements which were included in determining the appraised value of each Individual Property, Mezzanine Asset and Encumbered Property lie wholly within the boundaries and building restriction lines of such Individual Property, Mezzanine Asset or Encumbered Property, (b) no improvements on adjoining properties encroach upon such Individual Property, Mezzanine Asset or Encumbered Property, and (c) no easements or other encumbrances upon the applicable Individual Property, Mezzanine Asset or Encumbered Property encroach upon any of the improvements located thereon, in each case that is reasonably likely to have a Material Adverse Effect.

4.1.25         Leases.

(a)           Mezzanine Asset Owner and Property Guarantor are the owners and lessors of landlord’s interest in the Leases.  No Person has any possessory interest in any Individual Property or Mezzanine Asset or right to occupy the same except under and pursuant to the provisions of the Leases or the Permitted Encumbrances.  As of the date hereof, the current Leases are in full force and effect and there are no material defaults by Mezzanine Asset Owner and Property Guarantor or, to Borrower’s knowledge any tenant under any Lease, and, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a material default under any Lease.  Not more than 10% of the Rents at any Individual Property have been paid more than four (4) months in advance of its due date.  As of the date hereof, there are no offsets or defenses to the payment of any portion of the Rents.  As of the date hereof, all work required (if any) to be performed by Mezzanine Asset Owner or Property Guarantor under each Lease as of the date hereof has been performed in all material respects as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mezzanine Asset Owner or Property Guarantor to any tenant has already been received by such tenant except to the extent the failure of the foregoing representation to be true is not reasonably likely to have a Material Adverse Effect.  As of the date hereof, there has been no prior sale, transfer or assignment, hypothecation or pledge of Mezzanine Asset Owner’s or Property Guarantor’s interest in any Lease or of the Rents received therein which is still in effect.  No tenant under any Lease has a currently effective option (or an option that will take effect in the future) pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  No tenant under any Lease has a currently effective right (or a right that will take effect in the future) of first offer or refusal to purchase all or any part of the leased premises or the building of which the leased premises are a part.  To the best of Borrower’s knowledge, no Hazardous Materials have been disposed, stored or treated by any tenant under any Lease on or about the leased premises in violation of Environmental Law nor does Mezzanine Asset Owner or Property Guarantor have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any Hazardous Materials, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or Mezzanine Asset or each tenant’s respective business at such Individual Property or Mezzanine Asset as set forth in their respective Leases, (B) held by a tenant for sale to the public in its ordinary course of business, or (C) fully disclosed to and approved by Lender in writing pursuant to the environmental reports delivered to Lender in connection with the Loan.

4.1.26      Survey.

To the best of Borrower’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.27      Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Key Entity, Encumbered Property Subsidiary or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, any Key Entity, Encumbered Property Subsidiary or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Key Entity, Encumbered Property Subsidiary or Guarantor or any Affiliate thereof, as applicable, with the result that the investment in any Key Entity, Encumbered Property Subsidiary or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Key Entity, Encumbered Property Subsidiary or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in any Key Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.28      Filing and Recording Taxes.

All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid.

4.1.29      Covenant Compliance.

On  the date hereof Borrower has delivered to Lender an Officer’s Certificate pursuant to which Borrower certified to Lender Borrower’s compliance with each of the covenants set forth in Sections 5.3 and 5.4 hereof calculated on a proforma basis for the year ending December 31, 2006 and which was accompanied by all applicable financial calculations (the “Compliance Statement”).  Borrower represents and warrants to Lender that all information and certifications set forth in the Compliance Statement are complete, true and correct as of the date hereof.  In connection with any Compliance Certificate required to be delivered pursuant to this Agreement, such Compliance Certificate may exclude any updates of representations and warranties as to proforma calculations of financial covenant compliance.

4.1.30      Management Agreement.

The Management Agreements are in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.31      Illegal Activity.

No portion of any Individual Property or any Mezzanine Asset has been purchased with proceeds of any illegal activity.

4.1.32      No Change in Facts or Circumstances; Disclosure.

All information submitted by Borrower or any other Key Entity to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof are, as of the date hereof, accurate, complete and correct in all material respects.  No statement of fact made by Borrower or any Key Entity in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties, the Mezzanine Assets or the Encumbered Properties or the business operations or the financial condition of Borrower or any Guarantor.  Borrower has not failed to disclose any material fact that is reasonably likely to have a material adverse effect on the financial condition of Borrower or any Key Entity or the condition or ownership of any Individual Property, Mezzanine Asset or Encumbered Property.

4.1.33      Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.34      Principal Place of Business; State of Organization.

Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  Borrower’s organizational identification number is 3806640.

4.1.35      Special Purpose Entities.

Borrower shall cause each Property Guarantor, each Mezzanine Property Guarantor, each Mezzanine Subsidiary, each Mezzanine Asset Owner and each Encumbered Property Subsidiary to be, at all times, a Special Purpose Entity.

4.1.36      Business Purposes.

The Loan is solely for the general business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.37      Taxes.

Each Key Entity has filed all material federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  As of the date hereof, Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

4.1.38      Forfeiture.

No Key Entity nor to the best of Borrower’s knowledge any other Person in occupancy of or involved with the operation or use any of the Properties, Mezzanine Assets or Encumbered Properties has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against any of the Properties, Mezzanine Assets or Encumbered Properties or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.39      Environmental Representations and Warranties.

Borrower represents and warrants, that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any of the Properties or Mezzanine Assets except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or Mezzanine Asset or each tenant’s respective business at such Individual Property or Mezzanine Asset as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from any of the Properties or Mezzanine Assets (except to the extent such remediation has been approved by the applicable Governmental Authority); (c) to Borrower’s knowledge there is no threat of any Release of Hazardous Materials migrating to any of the Properties or Mezzanine Assets; (d) there is no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Properties or Mezzanine Assets; (e) neither Borrower, nor any other Key Entity knows of, nor has received, any written notice from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from any of the Properties or Mezzanine Assets in violation of Environmental Laws; and (f) each Key Entity has truthfully and fully provided to Lender, in writing, any and all information of which it is aware relating to environmental conditions in, on, under or from any of the Properties or Mezzanine Assets known to any Key Entity or contained in any Key Entity’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from any of the Properties, Mezzanine Assets or Encumbered Properties and/or to the environmental condition of the Properties or Mezzanine Assets.  Borrower represents and warrants that each of the representations and warranties set forth in clause (a)-(f) above are true with respect to the Encumbered Properties except to the extent that the failure of such representation or warranty to be true is not reasonably likely to have a Material Adverse Effect.

4.1.40      Taxpayer Identification Number.

Borrower’s United States taxpayer identification number is 20-1162699.

4.1.41      Military Contracts.

Borrower hereby represents and warrants to Lender that none of the contracts related to the ownership, equity, management, development or construction that Borrower or a Subsidiary of Borrower (including without limitation, GMH Military Housing Development LLC, GMH Military Housing Construction LLC, GMH Military Housing Management LLC and GMH Military Housing Investments LLC) is a party to, or has an interest in, with respect to Military Housing Projects can be assigned by such party to Lender as direct or indirect collateral for the Loan without the consent or approval of third parties, which consent or approval has not been obtained.

4.1.42      Representations and Warranties with respect to Encumbered Property Subsidiaries.

Borrower hereby represents and warrants to Lender that each of the representations and warranties set forth in this Section 4.1 are true and correct as to each Encumbered Property Subsidiary as if such representations and warranties were specifically made as to each Encumbered Property Subsidiary except to the extent that any such failure of the representation or warranty to be true as to the Encumbered Property Subsidiaries would not have a Material Adverse Effect.

Section 4.2             Survival of Representations.

Borrower agrees that all of the representations and warranties set forth in Section 4.1 and elsewhere in this Agreement, the Pledge Agreement, the Security Instruments and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or any Guarantor.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower or any Key Entity shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

BORROWER COVENANTS

Section 5.1             Affirmative Covenants.

From the date hereof and until payment and performance in full of all Obligations of Borrower under the Loan Documents, Borrower for itself and for each Key Entity hereby covenants and agrees with Lender that:

5.1.1        Existence; Compliance with Legal Requirements.

(a)           Borrower shall cause each Key Entity to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and the Properties, the Mezzanine Assets and Encumbered Properties except to the extent the failure to do so would not reasonably be expected to have a material adverse affect on the financial condition or business of any Key Entity or the condition or ownership of any Individual Property, Mezzanine Asset or Encumbered Property.  There shall never be committed by any Key Entity or any Affiliate of any Key Entity in occupancy of or involved with the operation or use of any Individual Property, Mezzanine Asset or Encumbered Property any act or omission affording the federal government or any State or local government the right of forfeiture against any Individual Property, Mezzanine Asset or Encumbered Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Each Key Entity shall use its best efforts to cause no other Person in occupancy of or involved with the operation or use of the Properties, the Mezzanine Assets and Encumbered Properties to perform any act or omission affording the federal government or any State or local government the right of forfeiture against any Individual Property, Mezzanine Asset or Encumbered Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each Key Entity shall keep the Properties, the Mezzanine Assets and Encumbered Properties in good working order and repair (ordinary wear and tear excepted), and from time to time make, or cause to be made, all commercially reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.  Borrower shall cause each Key Entity to operate any Individual Property, Mezzanine Asset or Encumbered Property that is the subject of any O&M Program in accordance with the terms and provisions thereof in all material respects.

(b)           After prior written notice to Lender, Borrower or Property Guarantor, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or Property Guarantor or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Property Guarantor is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower or Property Guarantor shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or Property Guarantor or any Individual Property; and (vi) Borrower or Property Guarantor shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

(c)           Borrower shall not cause or permit any Mezzanine Subsidiary or Mezzanine Asset Owner to contest any Legal Requirement unless such contest is conducted in accordance with, and subject to the provisions of, clause (b) above.

5.1.2        Taxes and Other Charges.

(a)           Borrower shall pay or cause Property Guarantor to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable.  Borrower or Property Guarantor shall furnish to Lender evidence for the payment of all material Taxes and the Other Charges prior to the date the same shall become delinquent and shall promptly deliver to Lender receipts evidencing such payment as soon as they become available.  Neither Borrower nor Property Guarantor shall suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties for which Borrower is liable.  After prior written notice to Lender, Borrower or Property Guarantor, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Property Guarantor is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all

Applicable Laws; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower or Property Guarantor shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower or Property Guarantor shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender (including, without limitation, the posting of a bond acceptable to Lender), to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may apply such security or part thereof held by Lender at any time when, in the reasonable judgment of Lender, the validity or applicability of such Taxes or Other Charges are established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Security Instrument being primed by any related Lien.

(b)           Borrower shall not suffer, nor permit any Mezzanine Subsidiary or Mezzanine Asset Owner to suffer, and shall promptly cause to be paid and discharged, any Lien or charge whatsoever which may be or become a Lien or charge against any Mezzanine Asset, and shall promptly pay for all utility services provided to the Mezzanine Assets for which any Mezzanine Subsidiary or Mezzanine Asset Owner is liable.  Borrower shall not cause or permit any Mezzanine Subsidiary or Mezzanine Asset Owner to contest any Taxes or Other Charges unless such contest is conducted in accordance with, and subject to the provisions of, clause (a) above.

5.1.3        Litigation.

After written receipt thereof by Borrower or any Key Entity, Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against any Key Entity or any Guarantor which might materially adversely affect (the financial) condition or business of any Key Entity or any Guarantor or the condition or ownership of any Individual Property, Mezzanine Asset or Encumbered Property.

5.1.4        Access to Properties.

Borrower shall permit, and shall cause each applicable Key Entity to permit, agents, representatives and employees of Lender to inspect the Properties, Mezzanine Assets and Encumbered Properties, as the case may be, or any part thereof at reasonable hours upon reasonable advance notice accompanied by a representative of Borrower (if so elected by Borrower), subject to the rights of tenants and parties under any applicable reciprocal easement agreement.

5.1.5        Notice of Default.

Borrower shall promptly advise Lender of any material adverse change in any Key Entity’s condition, financial or otherwise.

5.1.6        Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7        Award and Insurance Benefits.

Upon Lender’s reasonable request, Borrower shall cooperate, and cause each Property Guarantor to cooperate, with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower or Property Guarantor of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.8        Further Assurances.

Borrower shall, and shall cause each Property Guarantor and Mezzanine Subsidiary, at Borrower’s sole cost and expense, to:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower or Property Guarantor pursuant to the terms of the Loan Documents;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute or file and/or the execution or filing by Borrower, Mezzanine Subsidiary or Property Guarantor of UCC financing statements and the execution and delivery of all such writings necessary to transfer any liquor licenses into the name of Lender or its designee after the occurrence and during the continuance of any Event of Default; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time provided the same is consistent with the intent of the Loan Documents and creates no new obligations on, or liability to, Borrower or Property Guarantor or Mezzanine Subsidiary other than as intended pursuant to the Loan Documents or otherwise to a de minimis extent.

5.1.9        Mortgage and Intangible Taxes.

Borrower shall pay or cause to be paid all State, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Security Instruments and/or upon the execution and delivery of the Note, the Guaranty and the Pledge Agreement.

5.1.10      Financial Reporting.

So long as the Debt shall remain unpaid or unsatisfied, Borrower shall:

(a)      deliver to Lender, in form and detail satisfactory to Lender:
(i)       as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Trust, a consolidated balance sheet of the Trust as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating statements to be certified by a Responsible Officer of the Trust to the effect that such consolidated statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Trust;
(ii)      as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Trust, a consolidated balance sheet of the Trust as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Trust’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Trust as fairly presenting the financial condition, results of operations and cash flows of the companies in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Trust to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Trust; and
(iii)     Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present results of the operations of Property Guarantors and Mezzanine Asset Owners and the Individual Properties and the Mezzanine Assets (subject to normal year-end adjustments): (i) a rent roll and sales reports from retail tenants for the subject quarter, as applicable, accompanied by an Officer’s Certificate with respect thereto and (ii) quarterly and year-to-date operating statements prepared for each calendar quarter noting net operating income, gross income from operations, and operating expenses, and other information requested by Lender and necessary and sufficient to fairly represent the results of operation of the Properties during such calendar quarter and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form reasonably satisfactory to Lender.
(iv)    Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter a listing of all properties directly or indirectly owned by Borrower, any Key Entity and any Encumbered Property Subsidiary certified by a Responsible Officer of Borrower.

(b)           concurrently with the delivery of the financial statements referred to in clause (a)(i), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(c)           concurrently with the delivery of the financial statements referred to in clause (a), a duly completed Compliance Certificate certifying Borrower’s compliance with the covenants set forth in Sections 5.3 and 5.4 accompanied by all calculations necessary to make such compliance certifications;

(d)           promptly after any request by Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Trust by independent accountants in connection with the accounts or books of the companies, or any audit of any of them;

(e)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Trust or Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Trust or Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934; and

(f)            promptly, such additional information regarding the business, financial or corporate affairs of the companies, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

5.1.11      Business and Operations.

Borrower and Key Entity will continue in all material respects to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties, the Mezzanine Assets and the Encumbered Properties.  Borrower shall cause each Key Entity to remain in good standing under the laws of each jurisdiction to the extent required to continue to conduct its business as the same is conducted on the date hereof, except to the extent the failure to do so would not reasonably be expected to have a material adverse affect on the financial condition or business of such Key Entity or the condition or ownership of any Individual Property, Mezzanine Asset or Encumbered Property.  Borrower shall cause each Individual Property and Mezzanine Asset to be in compliance with Applicable Laws except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect.

5.1.12      Costs of Enforcement.

In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is, following the occurrence of an Event of Default, put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument encumbering the Property in which proceeding Lender is made a party, (c) that the Pledge Agreement encumbering the Mezzanine Collateral is foreclosed in whole or in part or the subject of a UCC Sale or that the Pledge Agreement is, following the occurrence of an Event of Default, put into the hands of an attorney for collection, suit, action or foreclosure or (d) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Key Entity or an assignment by a Key Entity for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.13      Estoppel Statement.

(a)           After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) to the best of Borrower’s knowledge, any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid and (iv) that the Note, this Agreement, the Security Instrument have not been modified or if modified, giving particulars of such modification.

5.1.14      Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 and Section 2.1.5.

5.1.15      Performance by Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower.

5.1.16      Leasing Matters.

(a)           Prior to execution of any Leases of space in the Improvements after the date hereof, Borrower shall submit to Lender, for Lender’s prior approval, which approval shall not be unreasonably withheld, a copy of the form Lease each Property Guarantor plans to use in leasing space in the Improvements or at any Individual Property.  All such Leases of space in the Improvements or at any Individual Property shall be on terms consistent with the terms for similar leases in the market area of the Property, shall provide for market rents then prevailing in the market area of the applicable Individual Property or Mezzanine Asset and with respect to a substantial portion of such Leases, shall be for a term of not less than six (6) months or greater than one (1) year.  Borrower shall also submit to Lender for Lender’s approval, which approval shall not be unreasonably withheld, prior to the execution thereof, any proposed Lease of the Improvements or any portion thereof that differs materially and adversely from the aforementioned form Lease.  Borrower shall not permit and Property Guarantor nor any Mezzanine Asset Owner to execute any Lease for all or a substantial portion of any Individual Property or Mezzanine Asset, except for an actual occupancy by the tenant, lessee or licensee thereunder, and shall at all times promptly and faithfully perform, or cause to be performed, all of the covenants, conditions and agreements contained in all Leases with respect to any Individual Property or Mezzanine Asset, now or hereafter existing, on the part of the landlord, lessor or licensor thereunder to be kept and performed.  Borrower shall furnish to Lender, within ten (10) days after a request by Lender to do so, but in any event by January 1 of each year, a current Rent Roll, certified by the applicable Property Guarantor or Mezzanine Asset Owner as being true and correct, containing the names of all Tenants with respect to each Individual Property and Mezzanine Asset, respectively, the terms of their respective Leases, the spaces occupied and the rentals or fees payable thereunder and the amount of each Tenant’s security deposit.  Upon the request of Lender, Borrower shall cause each Property Guarantor and Mezzanine Asset Owner to deliver to Lender a copy of each such Lease.  Borrower shall not do or suffer to be done, nor permit any Property Guarantor or Mezzanine Asset owner to do or suffer to be done, any act, or omit to take any action, that might result in a default by the landlord, lessor or licensor under any such Lease or allow the tenant thereunder to withhold payment of rent or cancel or terminate same and shall not further assign any such Lease or any such Rents.  Borrower shall cause each Property Guarantor and Mezzanine Asset Owner, at no cost or expense to Lender, shall enforce, short of termination, the performance and observance of each and every material condition and covenant of each of the parties under such Leases and no Property Guarantor nor Mezzanine Asset Owner shall anticipate, discount, release, waive, compromise or otherwise discharge any rent payable under any of the Leases except in the normal course of business in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which the applicable Individual Property or Mezzanine Asset is located.  Notwithstanding the foregoing, at any time and from time to time, Lender shall be entitled to, and Borrower shall cause each Property Guarantor and Mezzanine Asset Owner to grant the Lender the right to, undertake any and all action as may be required (in the sole discretion of Lender) to cure any default, or event which with the passage of time following any notice and cure period shall constitute a default by Property Guarantor or Mezzanine Asset Owner, as the case may be, under such Leases.  No Property Guarantor or Mezzanine Asset Owner shall, without the prior written consent of Lender, modify any of the Leases, terminate or accept the surrender of any Leases, waive or release any other party from the performance or observance of any obligation or condition under such Leases except in the normal course of business in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which the applicable Individual Property or Mezzanine Asset is located.

5.1.17      Management Agreement.

(a)           The Properties and Mezzanine Assets are operated under the terms and conditions of the Management Agreements.  In no event shall the management fees under any Management Agreement (but excluding construction, leasing and ancillary fees) exceed 4% of the gross income derived from the applicable Individual Property or Mezzanine Asset.  Borrower shall cause each Property Guarantor and each Mezzanine Asset Owner to (i) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreements, on the part of Property Guarantor or Mezzanine Asset Owner, as the case may be, to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Property Guarantor or Mezzanine Asset Owner, under the Management Agreements and (ii) promptly notify Lender of the giving of any notice by Manager to Property Guarantor or any Mezzanine Asset Owner of any default beyond any applicable notice and cure period by Borrower in the performance or observance of any of the terms, covenants or conditions of any Management Agreement on the part of Property Guarantor or Mezzanine Asset Owner to be performed and observed and deliver to Lender a true copy of each such notice.  No Property Guarantor nor Mezzanine Asset Owner shall surrender any Management Agreement, consent to the assignment by the Manager of its interest under the applicable Management Agreement, or terminate or cancel any Management Agreement, or modify, change, supplement, alter or amend any Management Agreement, in any material respect, either orally or in writing.  If Property Guarantor or any Mezzanine Asset Owner shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Property Guarantor or such Mezzanine Asset Owner to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of any Management Agreement on the part of Property Guarantor or Mezzanine Asset Owner to be performed or observed to be promptly performed or observed on behalf of Property Guarantor or Mezzanine Asset Owner, as the case may be, to the end that the rights of Property Guarantor or Mezzanine Asset Owner, as the case may be, in, to and under the Management Agreements shall be kept unimpaired and free from default.  Lender and any Person designated by Lender shall have, and are hereby granted, upon reasonable prior notice to Property Guarantor and Mezzanine Asset Owner and subject to the rights of tenants, the right to enter upon the applicable Individual Property or Mezzanine Asset at any time and from time to time for the purpose of taking any such action.  If the Manager shall deliver to Lender a copy of any notice sent to Property Guarantor or Mezzanine Asset Owner of default under any Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.  Except as expressly provided in the Management Agreements, neither Property Guarantor nor Mezzanine Asset Owner shall, and shall not permit the Manager to, sub-contract any or all of its management responsibilities under any Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.  Borrower shall cause Property Guarantor and Mezzanine Asset Owner to, from time to time, obtain from the Manager such certificates of estoppel with respect to compliance by Property Guarantor and Mezzanine Asset Owner with the terms of the applicable Management Agreement as may be reasonably requested by Lender.  Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Pledge Agreement and Security Instruments and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(b)           Without limitation of the foregoing, Borrower shall cause Property Guarantor and Mezzanine Asset Owner, upon the request of Lender, to terminate any or all of the Management Agreements and replace the Manager, without penalty or fee, if at any time during the Loan: (a) any Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an uncured Event of Default or (c) there exists a material event of default beyond any applicable notice and cure period by Manager under any Management Agreement.  At such time as the Manager may be removed, a Qualified Manager shall assume management of the applicable Individual Property pursuant to a Replacement Management Agreement.

(c)           Notwithstanding the foregoing, Borrower may permit Property Guarantor and Mezzanine Asset Owner to terminate any Management Agreement in accordance with its terms and appoint a successor Manager upon thirty (30) days prior written notice to Lender, provided (i) that the successor Manager is a Qualified Manager and (ii) Property Guarantor or Mezzanine Asset Owner, as the case may be, and the successor Manager enter into a Replacement Management Agreement.

5.1.18      Environmental Covenants.

(a)           Borrower covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of the Properties, whether by any Key Entity or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from any of the Properties, Mezzanine Assets or Encumbered Properties except in compliance in all respects with all Environmental Laws; (iii) there shall be no Hazardous Materials in, on, or under any of the Properties, Mezzanine Assets or Encumbered Properties, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate, clean, repair or maintain the applicable Individual Property, Mezzanine Asset or Encumbered Property or (2) used in the conduct of business of a tenant or a product sold to the public pursuant to the operations of such tenant’s business; (iv) Borrower shall keep, or cause to be kept, the Properties, Mezzanine Assets or Encumbered Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Key Entity or any other Person (the “Environmental Liens”); (v) Borrower shall, and shall cause each Key Entity to, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, and shall cause each Key Entity to, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties, Mezzanine Assets or Encumbered Properties, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that an Individual Property, Mezzanine Asset or Encumbered Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, and shall cause each Key Entity to, at its sole cost and expense, comply with all reasonable written requests of Lender to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Individual Property, Mezzanine Asset or Encumbered Property; for which remediation is required pursuant to Environmental Law and (B) comply with any Environmental Law; (viii) neither Borrower nor any Key Entity shall allow any tenant or other user of any of the Properties, Mezzanine Assets or Encumbered Properties to violate any Environmental Law; and (ix) Borrower shall, and shall cause each Key Entity to, immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards any of the Properties, Mezzanine Assets or Encumbered Properties; (B) any non compliance with any applicable Environmental Laws related in any way to any of the Properties, Mezzanine Assets or Encumbered Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any of the Properties, Mezzanine Assets or Encumbered Properties; and (E) any written or oral notice or other communication of which Borrower or any Key Entity becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials in connection with the Properties, Mezzanine Assets or Encumbered Properties.

(b)           Upon Lender’s reasonable belief that any Individual Property, Mezzanine Asset or Encumbered Property does not comply with Environmental Laws, Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Properties, Mezzanine Assets or Encumbered Properties at all reasonable times and after reasonable notice to Borrower or the applicable Key Entity, subject to the rights of tenants, to assess any and all aspects of the environmental condition of any Individual Property, Mezzanine Asset or Encumbered Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  Borrower shall cooperate, and shall cause each Key Entity to cooperate, with and provide access to Lender and any such Person designated by Lender.

5.1.19      Alterations.

Borrower shall cause Property Guarantor and Mezzanine Asset Owner to obtain Lender’s prior written consent to any alterations to any improvements at any Individual Property or Mezzanine Asset, which consent shall not be unreasonably withheld, conditioned or delayed except with respect to alterations that may have a material adverse effect on Borrower’s, Property Guarantor’s or Mezzanine Asset Owner’s consolidated financial condition or the value of the related Individual Property or Mezzanine Asset.  Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations for any Individual Property or Mezzanine Asset that (A) (i) do not adversely affect the base building, core, shell or the structural integrity of any improvements thereon, or (ii) would not have a material adverse effect on the Individual Property or Mezzanine Asset or (iii) cost less than $50,000 or (B) relate to the performance of tenant improvements on the Property required pursuant to the terms of any Lease otherwise approved by Lender.

5.1.20      OFAC.

At all times throughout the term of the Loan, Borrower, Guarantor and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

5.1.21      O&M Program.

Borrower shall cause each Property Guarantor and Mezzanine Asset Owner to covenant and agree to implement and follow the terms and conditions of any O&M Program for each applicable Individual Property or Mezzanine Asset during the term of the Loan, including any extension or renewal thereof.  Lender’s requirement that Borrower shall cause Property

Guarantor and Mezzanine Asset Owner to comply with the O&M Program shall not be deemed to constitute a waiver or modification of any of Borrower’s covenants and agreements with respect to Hazardous Materials or Environmental Laws.

5.1.22      Covenants with Respect to Encumbered Properties and Encumbered Property Subsidiaries.

Borrower hereby covenants for the benefit of Lender to cause each Encumbered Property and each Encumbered Property Subsidiary, as the case may be, to comply with the covenants set forth in this Section 5.1 as if such covenants were specified to apply to each Encumbered Property and/or Encumbered Property Subsidiary, as the case may be, except to the extent that any such failure of the Borrower to cause such covenant compliance by an Encumbered Property and/or Encumbered Property Subsidiary would not have a Material Adverse Effect.

Section 5.2             Negative Covenants.

From the date hereof until payment and performance in full of all Obligations of Borrower under the Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1        Liens.

Subject to Borrower’s right to contest such Liens in the same manner relating to Taxes set forth in Section 5.1.2, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or any Mezzanine Asset or permit any such action to be taken, except for Permitted Encumbrances.

5.2.2        Dissolution.

Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the assets of Borrower, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in any material respect or (d) cause any Key Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Key Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of the Key Entity, in each case, without obtaining the prior written consent of Lender.

5.2.3        Change In Business.

Borrower shall not enter into any line of business other than its current business (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business to the extent it would reasonably be expected to have a material adverse affect on the financial condition or business of Borrower.  Borrower shall not permit any Key Entity  to enter into any line of business other than its current business (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business to the extent it would reasonably be expected to have a material adverse affect on the financial condition or business of such Key Entity or the condition or ownership of any Individual Property or Mezzanine Asset.

5.2.4        Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith or the settlement of a dispute with a provider of materials or services in the ordinary course of Borrower’s business) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.  Borrower shall not permit any Key Entity to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith or the settlement of a dispute with a provider of materials or services in the ordinary course of such Key Entity’s business) owed to such Key Entity by any Person, except for adequate consideration and in the ordinary course of such Key Entity’s business.

5.2.5        Zoning.

No Key Entity shall initiate or consent to any zoning reclassification of any portion of any Individual Property or Mezzanine Asset or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property or Mezzanine Asset in any manner that could reasonably be expected to result in the current use becoming a non conforming use under any applicable zoning ordinance or any other Applicable Law without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.6        No Joint Assessment.

Borrower shall not, nor permit any Property Guarantor or Mezzanine Asset Owner to, suffer, permit or initiate the joint assessment of any Individual Property or Mezzanine Asset with (a) any other real property constituting a tax lot separate from such Individual Property or Mezzanine Asset, or (b) any portion of such Individual Property or Mezzanine Asset which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property or Mezzanine Asset.

5.2.7        Name, Identity, Structure, or Principal Place of Business.

Borrower shall not change its name, identity (including its trade name or names), or  principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice.  Borrower shall not permit any Property Guarantor or Mezzanine Subsidiary to change its name, identity (including its trade name or names), or  principal place of business from that which exists on the date hereof, without, in each case, first giving Lender thirty (30) days prior written notice.  Borrower shall not change its corporate, partnership or other structure (except as expressly permitted in Section 5.2.10), or the place of its organization as set forth in Section 4.1.34, without, in each case, the consent of Lender.  Borrower shall not permit any Property Guarantor or Mezzanine Subsidiary or Mezzanine Asset Owner to change its corporate, partnership or other structure, or the place of its organization, without, in each case, the consent of Lender. Upon Lender’s request, Borrower shall execute and deliver, and cause each Property Guarantor and Mezzanine Subsidiary to deliver, additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property or Mezzanine Collateral as a result of such change of principal place of business or place of organization.

5.2.8        ERISA.

(a)           During the term of the Loan or of any obligation or right hereunder, Borrower shall not be a Plan and none of the assets of Borrower shall constitute Plan Assets.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender represents and covenants that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i)       Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);
(ii)      Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or
(iii)     Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

5.2.9        Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third-party.

5.2.10      Transfers.

(a)           Borrower shall not (i) cause or permit Property Guarantor nor any Mezzanine Asset Owner to sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any Mezzanine Asset or any part thereof or any legal or beneficial interest therein or (ii) cause or permit a Sale or Pledge of an interest in any Restricted Party other than interest in the Trust (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.16 hereof.

(b)           A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Property Guarantor or any Mezzanine Asset Owner agrees to sell one or more Individual Properties or Mezzanine Assets or any part thereof for a price to be paid in installments; (ii) an agreement by any Property Guarantor or any Mezzanine Asset Owner leasing all or a substantial part of any Individual Property or Mezzanine Asset for other than actual occupancy by a tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Property Guarantor’s or Mezzanine Asset Owner’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or limited partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust (other than the Trust), any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.17 hereof.

(c)           Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10.  This provision shall apply to every Transfer (other than a taking by eminent domain) regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(d)           Borrower may permit Property Guarantor or Mezzanine Asset Owner, with Lender’s consent, which consent shall not be unreasonably withheld, grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes or other purposes (which may include amendments to existing reciprocal easement agreements) reasonably approved by Lender, provided that no such encumbrance or amendment set forth in this clause (d) shall materially impair the utility, operation and use of the applicable Individual Property or Mezzanine Asset or otherwise have a material adverse effect on the applicable Individual Property or Mezzanine Asset.  In connection with any such grant permitted pursuant to this Section 5.2.10(d), Lender shall execute and deliver any instrument reasonably necessary or appropriate to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of: (a) fifteen (15) days prior written notice thereof; (b) a copy of the instrument or instruments of such grant; (c) an Officer’s Certificate stating that such grant does not materially impair the utility, operation and use of the Individual Property or Mezzanine Asset or have a material adverse effect on the consolidated financial condition or business of Borrower or Property Guarantor’s or Mezzanine Asset Owner’s or the condition or ownership of the Individual Property or Mezzanine Asset, as the case may be; and (d) reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with such grant.

5.2.11      Limitation on Distributions.

From and after the occurrence of an Event of Default specified in Section 8.1(a)(i), (a)(vi) or (a)(vii), Borrower shall not make any distributions of any nature.

5.2.12      Negative Covenants with Respect to Encumbered Properties and Encumbered Property Subsidiaries.

Borrower hereby covenants for the benefit of Lender to cause each Encumbered Property and each Encumbered Property Subsidiary, as the case may be, to comply with the covenants set forth in this Section 5.2 as if such covenants were specified to apply to each Encumbered Property and/or Encumbered Property Subsidiary, as the case may be, except to the extent that any such failure of the Borrower to cause such covenant compliance by an Encumbered Property and/or Encumbered Property Subsidiary would not have a Material Adverse Effect.

Section 5.3             Financial and REIT Status Covenants.

(a)           Borrower shall maintain at all times a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.  The Fixed Charge Coverage Ratio shall be calculated as the quotient of (i) the trailing twelve-month net operating income at owned Student Housing Projects net of a management fee representing 3% of aggregate student housing revenue and a turnover expense of the greater of (A) $125 per bed or (B) actual turnover expenses incurred per bed, less a capital reserve of $125 per bed in aggregate, and (ii) the sum of Consolidated Interest Charges (excluding unamortized upfront fees that shall be recorded in respect to the Credit Agreement and upfront fees that shall be recorded pertaining to the Loan), principal amortization and preferred dividends of the Borrower and any of its Subsidiary entities, as calculated over the same time period. For any property owned less than one (1) year the turnover expenses and capital reserve calculation will be prorated for the number of days the property has been owned by the Borrower or its Subsidiary.

(b)           Borrower shall not permit Consolidated Tangible Net Worth to be less than $455,000,000.

(c)           Borrower shall maintain a quarterly minimum aggregate Adjusted Management EBITDA of $5,000,000.

(d)           At all times, the Trust (including its organization and method of operations and those of its subsidiaries) shall qualify as a REIT.

All calculations of financial covenants shall be in accordance with GAAP and shall be reported quarterly.

Section 5.4             Limitation on Indebtedness. Borrower and its Subsidiaries shall not create, incur, assume or suffer to exist any Indebtedness or issue any shares or interests of preferred Capital Stock, except:

(a)           Indebtedness of the Borrower and the Guarantors under this Agreement and the other Loan Documents;

(b)           Indebtedness of any Guarantor to the Borrower;

(c)           Indebtedness of an entity which becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness existed at the time such entity became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such corporation by the Borrower no Default or Event of Default shall have occurred and be continuing;

(d)           Indebtedness relating to future property acquisitions or refinancings or equity commitments as may be budgeted on a Lender approved basis;

(e)           Indebtedness relating to financings or refinancings relating to Military Housing Projects that are non-recourse to Borrower or its Subsidiaries and subject only to customary “bad acts” guarantees provided in connection with such projects;

(f)            Indebtedness existing as of the date hereof relating to Student Housing Projects;

(g)           Indebtedness relating to existing equity commitments related to Military Housing Projects none of which will become payable prior to payment in full of the Obligations; and

(h)           Indebtedness relating to acquisitions and financings  (including amounts) and equity commitments (including amounts) specified on  the Sources and Uses attached hereto as Schedule E.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1             Insurance.

(a)          Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower, each Property Guarantor and each Individual Property (individually or collectively, as the context requires, an “Insured Asset”) providing at least the following coverages:

(i)            comprehensive all risk insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of each Insured Asset shall at any time constitute legal non-conforming structures or uses;
(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Insured Asset, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article 10 of the Security Instruments to the extent the same is available;
(iii)          business interruption/loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i); (C) in an amount equal to 100% of the projected gross income from each Insured Asset (on an actual loss sustained basis) for a period continuing until the Restoration of the Insured Asset is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s, Property Guarantor’s or Mezzanine Asset Owner’s, as the case may be, reasonable estimate of the gross income from each Insured Asset for the full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Insured Asset is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; subject to the rights of any mortgage lender on a Mezzanine Asset, all insurance proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note and this Agreement.  Nothing herein contained, however, shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance.
(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the improvements: (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 6.1(c)(ii); and (B) the insurance provided for in Section 6.1(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i), (3) shall include permission to occupy each Insured Asset, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;
(v)           workers’ compensation, subject to the statutory limits of the State in which each Insured Asset is located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about each Insured Asset, or in connection with such Insured Asset or its operation (if applicable);
(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Section 6.1(a)(i);
(vii)         if any portion of the improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable Insured Asset under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies with respect to an Insured Asset, is not less than the Allocated Value for such Insured Asset;
(viii)        if required by Lender, earthquake, sinkhole and mine subsidence insurance in amounts equal to the probable maximum loss of each Insured Asset as determined by Lender in its sole discretion and in form and substance reasonably satisfactory to Lender, provided that the insurance pursuant to this Section 6.1(a)(viii) hereof shall be on terms consistent with the all risk insurance policy required under Section 6.1(a)(i) hereof;
(ix)          umbrella liability insurance in an amount not less than Seventy-Five Million and 00/100 Dollars ($75,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(ii) hereof;
(x)           insurance against damage resulting from acts of terrorism on terms consistent with the commercial property insurance policy required under subsection (i) above and on terms consistent with the commercial general liability insurance required under subsection (ii) above;
(xi)          such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Insured Asset located in or around the region in which the each Insured Asset is located.

(b)           All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms as may be reasonably satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State in which the Insured Asset is located and approved by Lender.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “BBB” or better by S&P and its equivalent from each of the other Rating Agencies and/or a general policy rating of “A” or better and a financial class of VIII or better by A.M. Best Company, Inc.  The Policies described in Section 6.1(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender. To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender prior to the Closing Date an Accord 28 or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon request of Lender as soon as available after the Closing Date, certified copies of all Policies.  Borrower shall deliver to Lender within thirty (30) days of the Closing Date, the final Policies required to be maintained pursuant to this Article 8.  Not less than ten (10) days prior to the expiration dates of any insurance coverage in place with respect to the Insured Asset, Borrower shall deliver to Lender an Accord 28 or similar certificate, accompanied by evidence satisfactory to Lender of payment of the premiums due in connection therewith (the “Insurance Premiums”), and as soon as available thereafter, certified copies of all renewal Policies.

(c)           All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i)       no act or negligence of Borrower or anyone acting for Borrower, including Property Guarantor or Mezzanine Asset Owner or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)      the Policies shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured;
(iii)     each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(d)           Borrower shall furnish or cause to be furnished to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a subsidiary of Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(e)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right (subject to the rights of the mortgage lender with respect to the Mezzanine Assets), without notice to Borrower, Property Guarantor or  Mezzanine Asset Owner to obtain such insurance as required pursuant to this Agreement, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Pledge Agreement and Security Instruments and shall bear interest at the Default Rate.  Lender agrees to use commercially reasonable efforts to notify Borrower, Property Guarantor or Mezzanine Asset Owner, as the case may be, if it is exercising any rights it may have under this subsection (e), provided, however, any failure to deliver such notice shall in no way affect or impair any rights Lender may have hereunder.

(f)            In the event of a foreclosure of any of the Security Instruments, or other transfer of title to any Insured Asset in extinguishment in whole or in part of the Debt all right, title and interest of Borrower or Property Guarantor in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(g)           Borrower shall cause each Mezzanine Asset Owner and Encumbered Property Subsidiary to maintain the insurance required pursuant to the mortgage loan documents encumbering the related Mezzanine Asset and Encumbered Property.

Section 6.2             Casualty.

If an Insured Asset shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice or cause prompt notice to be given of such damage to Lender and shall, taking into account the time necessary to adjust the loss, obtain permits and enter into restoration contracts, promptly commence and diligently prosecute the completion of the Restoration of the Insured Asset as nearly as possible to the condition the Insured Asset was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4.  Subject to the Net Proceeds being made available by Lender (or any mortgage lender with respect to the Mezzanine Assets), Borrower shall pay, or cause Property Guarantor or Mezzanine Asset Owner to pay, all costs of such Restoration whether or not such costs are covered by insurance, provided, however, regardless of whether Net Proceeds available for Restoration, Borrower shall cause Property Guarantor and Mezzanine Asset Owner to promptly commence and diligently prosecute the removal and disposal of any debris, refuse or hazards resulting from the Casualty and insure that the applicable Insured Asset is in a safe condition.  Lender may, but shall not be obligated to make proof of loss (subject to the rights of any mortgage lender with respect to the Mezzanine Assets) if not made promptly by Borrower or Property Guarantor or Mezzanine Asset Owner, as the case may be.

Section 6.3             Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Insured Asset and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower, Property Guarantor or Mezzanine Asset Owner, as the case may be, shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation.  Borrower, Property Guarantor or Mezzanine Asset Owner, as the case may be, shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award due to Property Guarantor or Mezzanine Asset Owner shall have been actually received and applied by Lender, after the deduction of reasonable out-of-pocket expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Insured Asset or any portion thereof is taken by a condemning authority, Borrower shall cause Property Guarantor and Mezzanine Asset Owner, as the case may be, to, promptly commence and diligently prosecute the Restoration of the applicable Insured Asset and otherwise comply with the provisions of

Section 6.4.  If any Insured Asset is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note or under the Guaranty shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4             Restoration.

The following provisions shall apply in connection with the Restoration of any Insured Asset:

(a)           If the Net Proceeds shall be less than $100,000 and the costs of completing the Restoration shall be less than $100,000, the Net Proceeds will be disbursed by Lender to Borrower or Property Guarantor upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to complete the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than $100,000 or the costs of completing the Restoration is equal to or greater than $100,000 Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4.  The term “Net Proceeds” shall mean:  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii), (viii) and (x) as a result of such damage or destruction, after deduction of the reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)       The Net Proceeds shall be made available to Borrower or to Property Guarantor for Restoration provided that each of the following conditions are met:

(A)          no Event of Default shall have occurred and be continuing;

(B)          (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and less than ten percent (10%) of the floor area of the Improvements is the subject of the Condemnation;

(C)          Leases covering in the aggregate at least seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, is in effect as of such date shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;

(D)          Borrower shall cause Property Guarantor to commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws.  For purposes of this subsection (D), the filing for an application for a building permit for such Restoration shall be deemed commencement of such Restoration;
(E)           Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
(F)           Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 6.4(b) to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (2) such time as may be required under Applicable Law in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(iii), unless Borrower has posted reasonably acceptable additional collateral with Lender;
(G)           the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;
(H)          such Casualty or Condemnation, as applicable, does not result in the total permanent loss of access to the Individual Property or the related Improvements;
(I)            Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall show that the Restoration can be completed from Net

Proceeds and Cash or Cash equivalents deposited by Borrower with Lender;
(J)            the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration; and
(K)          the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the applicable Individual Property or any portion thereof for business with the public.
(ii)      The Net Proceeds shall be held by Lender in an interest-bearing account (with interest accruing for the benefit of Borrower) and, until disbursed in accordance with the provisions of this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower or Property Guarantor from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) to the date of the request in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)     All plans and specifications required in connection with the Restoration, shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such review and acceptance shall not be unreasonably withheld, conditioned or delayed.  Lender shall have the use of the plans and specifications and the benefit of all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant, such review and acceptance shall not be unreasonably withheld, conditioned or delayed.  All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower or Property Guarantor.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term “Casualty Retainage” shall mean an amount equal to ten percent (10%), of the hard costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall be reduced to five percent (5%) of the hard costs incurred upon receipt by Lender of satisfactory reasonably evidence that fifty percent (50%) of the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower or Property Guarantor from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 6.4(b) and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily and substantially completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers (or similar releases) and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the related Individual Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)     Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net

Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
(vii)   The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.  If Lender shall receive and retain Net Proceeds, the Lien of the Security Instruments shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt in accordance with Section 2.3.2 hereof.

(d)           Borrower shall cause each Mezzanine Asset Owner and Encumbered Property Subsidiary to comply with the restoration requirements set forth in the mortgage loan documents encumbering the related Mezzanine Asset and Encumbered Property.

ARTICLE VII

[RESERVED]

ARTICLE VIII

DEFAULTS

Section 8.1             Event of Default.

(a)           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)       if (A) any regularly scheduled payment of interest or principal (including the principal and interest due on the Maturity Date) or any deposit to any reserve account described herein is not paid within three (3) Business Days after the date the same is due and payable or (B) any other portion of the Debt is not paid within five (5) Business Days after demand therefore (or such longer period of time expressly provided for in the Loan Documents);
(ii)      if any of the Taxes are not paid on or before the date the same become delinquent unless Lender determines, in its sole discretion, that such failure to pay Taxes is not likely to have a Material Adverse Effect;
(iii)     if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender on request;
(iv)    if any Key Entity or Mezzanine Property Guarantor or any other Person transfers or encumbers any portion of any Individual Property or any Mezzanine Collateral or the direct or indirect interests in any Key Entity, Mezzanine Property Guarantor, Material Subsidiary or Encumbered Property Subsidiary in violation of the provisions of Section 5.2.10 hereof;
(v)     if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, as to any such false or misleading representation or warranty which was unintentionally submitted to Lender and which can be made true and correct by action of Borrower, Borrower shall have a period of ten (10) Business Days following written notice thereof for Borrower to undertake and complete all action necessary to make such representation, warranty, acknowledgement or statement true and correct as and when made;
(vi)    if any Key Entity or any Guarantor shall make an assignment for the benefit of creditors;
(vii)   if a receiver, liquidator or trustee shall be appointed for any Key Entity or any Guarantor or if any Key Entity or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, any Key Entity or any Guarantor or if any proceeding for the dissolution or liquidation of any Key Entity or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Key Entity or any Guarantor upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii)  if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)     if Borrower breaches any of its respective negative covenants contained in Section 5.2;
(x)      if Borrower violates or does not comply with any of the provisions of Section 5.1.18 hereof;
(xi)     if a default by Borrower or Property Guarantor or Mezzanine Asset Owner has occurred and continues beyond any applicable cure period under any Management Agreement (or any Replacement Management Agreement) and the Manager thereunder duly terminates or cancels such Management Agreement (or any related Replacement Management Agreement);
(xii)    if any Property Guarantor or Mezzanine Subsidiary is not a Special Purpose Entity unless Lender determines, in its sole discretion, that such failure to be a Special Purpose Entity is not likely to have a Material Adverse Effect;
(xiii)   if any Individual Property or Mezzanine Asset becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days after Borrower, Property Guarantor, Mezzanine Asset Owner or Mezzanine Subsidiary obtains notice thereof; provided, however, if any action is brought to enforce such Lien, it shall be an Event of Default if such Lien remains undischarged of record (by payment, bonding or otherwise) for a period of five (5) Business Days after the commencement of such action;
(xiv)   if any federal tax Lien or state or local income tax Lien is filed against any Key Entity or any Guarantor or any Individual Property or Mezzanine Asset and same is not discharged of record (by payment, bonding or otherwise) within sixty (60) days after Borrower obtains notice thereof; provided, however, if any action is brought to enforce such Lien, it shall be an Event of Default if such Lien remains undischarged of record (by payment, bonding or otherwise) for a period of five (5) Business Days after the commencement of such action;
(xv)    (A) Borrower fails to provide Lender with the written certification and evidence required pursuant to Section 5.2.8 hereof, (B) Borrower is a Plan or its assets constitute Plan Assets; or (C) Borrower consummates a transaction which would cause the Security Instruments or Lender’s exercise of its rights under the Security Instruments, the Pledge Agreement, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code, a State statute or other similar law;

(xvi)   if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable notice and grace periods, if any;
(xvii)  if any Key Entity shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property or any Mezzanine Asset;
(xviii) if there shall occur a default, beyond any applicable notice and cure period, under any Indebtedness of Borrower or its Subsidiaries in excess of $5,000,000;
(xix)   if there shall be default under the Security Instruments, the Pledge Agreement, any Guaranty or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents;
(xx)    Borrower fails to perform, satisfy or observe any covenant or agreement contained in Section 5.3 or Section 5.4 of this Agreement;
(xxi)   if the Trust (including its organization and method of operations and those of its subsidiaries) shall fail to qualify as a REIT;
(xxii)  if the Trust at any time fails to maintain its current listing on the New York Stock Exchange; or
(xxiii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xx), for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b)           Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand (except as expressly set forth in this Agreement , that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property or Mezzanine Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2             Remedies.

(a)           If an Event of Default shall occur and be continuing or shall exist, the Lender shall be under no further obligation to make Additional Advances hereunder and may declare the unpaid principal amount of the Note, interest accrued thereon and all other amounts owing by the Borrower or any Guarantor hereunder or under the Note, the Guaranty or the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind.  Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding, UCC sale or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any Individual Property, Mezzanine Collateral or any other Collateral.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the other Collateral and each Security Instrument and the Pledge Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Individual Property or Collateral, and Lender may seek satisfaction out of all of the Properties or any other Collateral or any part thereof, in its absolute discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect.  Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c)           Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, Security Instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower and on behalf of Property Guarantor hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until ten (10) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)           In addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim Lender may otherwise have, Lender shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of Lender’s offices against any amount payable by Borrower to Lender hereunder or under any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower; provided, however, that Lender’s failure to give such notice shall not affect the validity thereof and further, provided, that the rights of Lender hereunder shall not apply to Excluded Assets (as defined in the Security Agreement).

Section 8.3             Remedies Cumulative; Waivers.

To the extent permitted by Applicable Law, the rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX

SPECIAL PROVISIONS

Section 9.1             Sale of Notes and Securitization.

Lender may, at any time, sell, transfer or assign (in each case, in whole or in part) the Note, this Agreement, the Security Instruments and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (including any sale or participations, a “Securitization”).  At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization or the sale of the Note or the participations or Securities, including, without limitation, to:

(a)           (i)          provide such financial and other information with respect to the Properties, Borrower, Guarantor and the Manager, (ii) provide budgets relating to the Properties and (iii) upon reasonable prior written notice and at reasonable times, to perform or cause to be performed such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b)           if reasonably required by the Rating Agencies, deliver (i) a nonconsolidation opinion, (ii) revised opinions of counsel as to due execution and enforceability with respect to the Properties, Borrower, Indemnitor, Guarantor, Principal, and their respective Affiliates and the Loan Documents, and (iii) revised organizational documents for Borrower, Guarantor and Principal (including, without limitation, such revisions as are necessary to cause such entity to be a Special Purpose Entity to the extent required hereunder), which counsel, opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(c)           if reasonably required by the Rating Agencies, use commercially reasonable efforts to deliver estoppel letters from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies.

(d)           execute such amendments to the Loan Documents and organizational documents as may be reasonably requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Sections (e) and (f) below) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other economic term of the Loan or (iii) increase the liability or decrease the rights of Borrower under any of the Loan Documents other than to a de minimis extent.

(e)           if Lender elects, in its sole discretion, prior to or upon a Securitization, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts and maturities, Borrower agrees to reasonably cooperate and cause each Mezzanine Subsidiary to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same.  Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate and the other terms and conditions of such component notes are substantially similar to the terms and conditions of the Note, provided that Borrower’s liability or rights under the Loan Documents shall not be increased or decreased, respectively, other than to a de minimis extent;

(f)            upon reasonable prior written notice, execute modifications to the Loan Documents changing the interest rate for the Loan, provided that the initial weighted average of the interest rate spreads for the Loan after such modification shall not exceed the weighted average of the interest rate spreads for the Loan immediately prior to such modification.  The Borrower shall also provide opinions and title insurance reasonably necessary to effectuate the same;

(g)           update the representations and warranties contained in the Loan Documents as of the closing date of the Securitization and make any such representation and warranties with respect to the Property, Borrower, Guarantor and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; and

(h)           supply to Lender, at Lender’s sole cost and expense, such documentation, financial statements and reports in form and substance reasonably required for Lender to comply with Regulation S-X of the federal securities law, if applicable.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, Lender shall reimburse Borrower for all of the Borrower’s reasonable costs and expenses incurred in connection with Borrower’s complying with requests made under this Section 9.1 and Section 9.2.

Section 9.1             Securitization Indemnification.  Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Provided Information by providing all current information reasonably necessary to keep the Provided Information accurate and complete in all material respects.

Section 9.3             Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower may rely upon the written instructions, approvals, acceptances, waivers and decisions given to Borrower by Servicer as if made by Lender and Lender agrees to bound thereby.

Section 9.4             Recourse.

The Debt shall be fully recourse to Borrower.

Section 9.5             Waivers.

(a)           Borrower waives:

(A)          any right to require Lender to proceed against any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;
(B)           any defense based upon any legal disability or other defense of, any guarantor of any other person or by reason of the cessation or limitation of the liability of any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;
(C)           any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(D)          any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;
(E)           presentment, demand, protest and notice of any kind except as set forth in this Agreement;
(F)           any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
(G)           any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;
(H)          any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
(I)            any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
(J)            any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(K)          any defense based upon the avoidance of any security interest in favor of Lender for any reason;
(L)           any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and
(M)         any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Security Instruments to be satisfied by any payment from any such party.
(N)          any claim or other right which Borrower might now have or hereafter acquire against any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law; and

Section 9.6             Intercreditor Agreements.

Lender, in one or more capacities, is party to a certain intercreditor agreement dated on or around the date hereof (the “Intercreditor Agreement”), memorializing its rights and obligations with respect to the Loan, Borrower, Mezzanine Subsidiaries and the Mezzanine Assets.  Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and (ii) Borrower is not an intended third party beneficiary of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein.  Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement.  Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

Section 9.7             UCC Plus/Eagle 9 UCC Insurance Policies.

Borrower hereby covenants that upon request of Lender, Borrower shall promptly cooperate with Lender in obtaining UCC-Plus or Eagle 9 UCC insurance policies with respect to the collateral pledged to Lender pursuant to the Pledge Agreement and, if available, the Security Agreement.  Such cooperation may include, without limitation, delivery of organizational documents, authority documents and supplemental UCC filings.  Borrower shall pay all costs and expenses incurred by Lender in obtaining such UCC-Plus or Eagle 9 UCC insurance policies, including the premium therefor.

ARTICLE X

MISCELLANEOUS

Section 10.1           Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2           Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3           Governing Law.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENTS AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE EACH INDIVIDUAL PROPERTY IS LOCATED SHALL APPLY.

(b)           WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER AND LENDER EACH (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4           Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided in this Agreement or in any of the other Loan Documents, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5           Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6           Notices.

All notices or other written communications hereunder shall be deemed to have been properly given upon receipt or rejection if sent either by (i) overnight delivery with any reputable overnight courier service, charges prepaid, return receipt requested or (ii)  registered or certified mail, postage prepaid, return receipt requested, in either event, addressed as follows:

If to Borrower:	GMH Communities, LP
10 Campus Boulevard
Newtown Square, PA 19073
Attention: Joseph Macchione

With a copy to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Michael J. Pedrick, Esq.

If to Lender:	Wachovia Bank, National Association
One Wachovia Center
301 South College Street, NC0172
Charlotte, NC 28288
Attention: Rex Rudy

With copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, NC 28202
Attention: Richard Madden, Esq.

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 10.7           Trial by Jury.

BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER OR LENDER, AS APPLICABLE.

Section 10.8           Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9           Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10         Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11         Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12         Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13         Expenses; Indemnity.

(a)           Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within five (5) days of receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties or the Collateral; (ii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third-party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, the Collateral or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b)           Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c)           Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 4.1.8 or 5.2.8 hereof.

(d)           Borrower covenants and agrees to pay for any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of the Loan Documents as a result of a request or action of Borrower and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14         Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15         Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16         No Joint Venture or Partnership; No Third-party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17         Publicity.

All news releases, publicity or advertising by Borrower, Lender or their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower, Lender or any of their respective Affiliates shall be subject to the prior written approval of Lender and Borrower as applicable, which shall not be unreasonably withheld.  Borrower shall request such approval from Lender as it relates to the Related Parties.  Notwithstanding the foregoing, disclosure required by Applicable Laws (as reasonably determined by Borrower, Lender or the Related Parties, as applicable) shall not be subject to the prior written approval of Lender or Borrower, as applicable.  Further notwithstanding the foregoing, nothing in this Section 10.17 shall limit (i) Lender’s rights set forth in Sections 9.1, 9.2 or 10.23 or (ii) Lender’s discretion with respect to the contents contained in any Disclosure Document.

Section 10.18         Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a)           Property Guarantor acknowledges that Lender has made the Loan to Borrower upon the security of Property Guarantor’s collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately.  Property Guarantor agree that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that subject to the release or substitution of any Individual Property as provided herein (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Property Guaranty; (ii) an Event of Default under the Property Guaranty or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Guaranty as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)           To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, and on behalf of Property Guarantor waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.  In addition, Borrower, for itself and its successors and assigns and Property Guarantor, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower or Property Guarantor which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19         Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20         Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21         Brokers and Financial Advisors.

Each of Borrower and Lender hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Each of Borrower and Lender shall indemnify, defend and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to a breach of the representation in the preceding sentence.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22         Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23         Assignment; Participation.   Lender may at any time, at no cost to Borrower, grant to one or more banks or other institutions (each a “Participant”) participating interests in the Loan (each a “Participation”).  In the event of any such grant by Lender of a Participation to a Participant (whether or not Borrower was given notice thereof), Lender shall remain responsible for the performance of its obligations hereunder, and Borrower shall continue to deal solely and directly with Lender in connection with all rights and obligations hereunder.  Such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver, without the consent of the Participants, which would effect any of the following:  (a) reduce the principal of, or interest on, the Note or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (b) postpone any date fixed for any payment of principal of, or interest on, the Note or any fees due hereunder or under any other Loan Document; (c) release any material portion of the Properties or other Collateral for the Loan other than in accordance with the Loan Documents; (d) release any Guarantor, in whole or in part, other than in accordance with the Loan Documents; or (e) increase the Loan amount.  Each Participant shall have the right to effect a Securitization with respect to its Participation interest. Borrower agrees to provide all assistance reasonably requested by Lender to enable Lender to sell Participations as aforesaid, or make assignments of its interest in the Loan as hereinafter provided in this Section.  Borrower and Lender shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Lender, be necessary or desirable in connection with assignments in accordance with the foregoing provisions of this Section; provided, however, that no such modifications shall increase Borrower’s liability or obligations, or decrease its rights, in respect of the Loan.  Lender and any Participant may at any time freely assign all or any portion of its rights under this Agreement and the Note.  Notwithstanding anything in this Agreement to the contrary, Borrower recognizes that in connection with

Lender’s selling of Participations or making of assignments, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, any Guarantor, any Collateral or the Loan may be exhibited to and retained by any such Participant or assignee or prospective Participant or assignee.  Lender’s delivery of any financial statements and appraisals to any such Participant or assignee or prospective Participant or assignee shall be accompanied by Lender’s standard confidentiality statement indicating that the same are delivered on a confidential basis.

Section 10.24         Treatment of Certain Information; Confidentiality.

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement , (g) with the consent of the Trust and the  Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or any of  its Affiliates on a nonconfidential basis from a source other than the Trust or Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or its businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by the  Borrower, provided that, in the case of information received from the  Borrower or any of its Affiliates after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

GMH COMMUNITIES, LP, a Delaware limited partnership

By:	GMH Communities GP Trust, a Delaware statutory trust, its general partner

By:	/s/ Joseph M. Macchione
Name: Joseph M. Macchione
Title: Vice President

LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Rex E. Rudy
Name: Rex E. Rudy
Title: Managing Director

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

                      , 200

Wachovia Bank, National Association
One Wachovia Center
301 South College Street
Mail Code:  NC0172
Charlotte, North Carolina  28288-0166

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated as of October 2, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among GMH Communities, LP (the “Borrower”) and Lender.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section 5.1.10 of the Loan Agreement, the undersigned hereby certifies to the Lender as follows:

(1)           The undersigned is the                                 of the Borrower.

(2)           The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)           No Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4)           The representations and warranties made or deemed made by the Borrower and any Key Entity in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

(5)           Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower and its Subsidiaries were in compliance with the covenants contained in Sections 5.3 and 5.4 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

NOTICE OF BORROWING

                         , 200

Wachovia Bank, National Association
One Wachovia Center
301 South College Street
Mail Code:  NC0172
Charlotte, North Carolina  28288-0166

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated as of October 2, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among GMH Communities, LP (the “Borrower”) and Lender.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section 2.1.5 of the Loan Agreement, Borrower hereby requests that the Lender make an Additional Advance on the date hereof to the Borrower as follows:

First, Amount of Additional Advance:		$

Second, Interest Period for Additional Advance:
	☐	30 days
	☐	60 days
	☐	90 days

The proceeds of this Additional Advance will be used for the following purposes:                                             .[INSERT DESCRIPTION]

Borrower hereby represents and warrants to Lender that no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

The representations and warranties made or deemed made by the Borrower and any Key Entity in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

Sincerely,

SCHEDULE A

INDIVIDUAL PROPERTIES, PROPERTY GUARANTORS, ALLOCATED LOAN
AMOUNTS AND ALLOCATED VALUES

Individual Property	Property Guarantor	Allocated Value
University Fields 200 Curtis Street Savoy, Illinois	Savoy Village Associates, LLC	$25,237,798.00
University Centre 5200 Croyden Avenue Kalamazoo, Michigan	Croyden Avenue Associates, LLC	$26,946,062.00
The Summit 1801 Marks Avenue Mankato, Minnesota	Monks Road Associates, LLC	$23,760,480.00
University Oaks 21 National Guard Rd Columbia, SC	South Carolina Associates, LLC	$29,435,713.00
University Highlands 2800 Enterprise Blvd Reno, Nevada	Reno Associates, LLC	$36,978,807.00
University Uptown 2700 West Oak Denton, Texas	Denton Associates, LLC	$36,978,807.00
Blanton Commons Lankford Drive Valdosta, Georgia	Lankford Drive Associates, LLC	$26,808,504.00

SCHEDULE B

MEZZANINE ASSETS, MEZZANINE ASSET OWNERS, MEZZANINE ALLOCATED
LOAN AMOUNTS AND MEZZANINE ALLOCATED VALUES

Mezzanine Asset	Mezzanine Subsidiary	Mezzanine Asset Owner	Mezzanine Allocated Loan Amount	Mezzanine Allocated Value
University Commons: Bloomington, IN	Clarizz Boulevard Associates Intermediate, LLC	Clarizz Boulevard Associates, LLC	$5,667152	$26,683,052
University Commons: Athens, GA	Lakeside Associates Intermediate, LLC	Lakeside Associates, LLC	$2,095,346	$17,675,230
University Commons: Urbana, IL	Urbana Associates Intermediate, LLC	Urbana Associates, LLC	$2,642,732	$26,306,200
University Commons: Lexington, KY	Red Mile Road Associates Intermediate, LLC	Red Mile Road Associates, LLC	$1,917,461	$19,591,215
University Commons: Baton Rouge, LA	Burbank Drive Associates Intermediate III, LLC	Burbank Drive Associates III, LLC	$1,444,136	$21,159,200
University Commons: Eugene, OR	Commons Drive Associates Intermediate, LLC	Commons Drive Associates, LLC	$1,468,027	$21,548,677
University Commons: East Lansing, MI	Abbott Road Associates Intermediate, LLC	Abbott Road Associates, LLC	$3,252,900	$20,981,215
University Commons: Starkville, MS	Campus View Drive Associates Intermediate, LLC	Campus View Drive Associates, LLC	$680,524	$10,649,316
University Commons: Cayce, SC	Alexander Road Associates Intermediate, LLC	Alexander Road Associates, LLC	$2,354,558	$26,798,100
University Commons: Oxford, OH	Brown Road Associates Intermediate, LLC	Brown Road Associates, LLC	$2,154,091	$21,344,944
University Commons: Tuscaloosa, AL	Keller Boulevard Associates Intermediate, LLC	Keller Boulevard Associates, LLC	$3,075,000	$23,240,896

SCHEDULE C

ENCUMBERED PROPERTIES

1.	Cambridge at Southern-Statesboro, GA
2.	University Crescent
3.	University Greens
4.	University Heights
5.	University Lodge
6.	University Pines
7.	University Trails
8.	University Court
9.	University Estates
10.	University Gables
11.	University Glades
12.	University Manor
13.	University Mills
14.	University Place
15.	Collegiate Hall
16.	Campus Club-Statesboro
17.	University Edge
18.	Campus Connection
19.	University Pointe
20.	College Park-Chapel Ridge
21.	Grand Marc at University Village
22.	The Verge
23.	Willowtree Apartments and Towers
24.	Campus Walk
25.	Pirates Cove
26.	University Walk
27.	Campus Club-Gainesville
28.	The Enclave
29.	The Ridge

30.	The View
31.	State College Park
32.	Nittany Crossing
33.	GrandMarc at Seven Corners
34.	Campus Edge Associates LLC
35.	Chapel View
36.	Campus Ridge Apartments
37.	Southview Apartments
38.	Stone Gate Apartments
39.	The Commons Apartments
40.	University Crossings (KS)
41.	Seminole Suites
42.	The Tower at 3rd
43.	Campus Walk-UNCW
44.	University Crossing
45.	University Meadows
46.	Pegasus Connection
47.	Royal Riverwood Manor (Univ. Village)
48.	Jacobs Heights
49.	University Commons (Norman, OK)
50.	University Commons (State College)
51.	Aspen Apartments
52.	Brookstone Village
53.	College Suites Stadium
54.	College Manor Apartments
55.	Jacob Height Phase III
56.	Blanton Commons Phase II

SCHEDULE D

O&M PROGRAMS

NONE

SCHEDULE E

SOURCES AND USES

(see attached page)

SCHEDULE 4.1.1

ORGANIZATIONAL CHART

SCHEDULE 4.1.4

LITIGATION

1.                                       GMH Communities Trust (“Trust”) is currently involved in several class action lawsuits that are pending class certification. Material facts surrounding the litigation are presented in the Trust’s periodic reports as filed with the United States Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in each of its subsequent Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006.  The Trust will continue to report material updates with respect to such litigation in its periodic reports filed in the future.